SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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DIGITAL RIVER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2011
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
Proposal 1 ELECTION OF DIRECTORS
Proposal 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
Proposal 3 FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION
Proposal 4 APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2007 EQUITY INCENTIVE PLAN
Proposal 5 APPROVAL OF THE AMENDED AND RESTATED 2011 EMPLOYEE STOCK PURCHASE PLAN
Proposal 6 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

DIGITAL RIVER, INC.
9625 WEST 76TH STREET
EDEN PRAIRIE, MN 55344
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2011
To The Stockholders Of Digital River, Inc.:
     Notice Is Hereby Given that the Annual Meeting of stockholders of Digital River, Inc., a Delaware corporation, will be held on Thursday, June 2, 2011, at 3:30 p.m. local time at our offices at 9625 West 76th Street, Eden Prairie, Minnesota, 55344 and on the Internet at www.virtualshareholdermeeting.com/driv for the following purposes:
1.	To elect two Class I directors for a term of three years and one Class II director for a term of one year;

2.	To submit an advisory vote on the executive compensation of our Named Executive Officers;

3.	To submit an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To approve an amendment to the 2007 Equity Incentive Plan to, among other things, reserve an additional 2,800,000 shares of common stock for issuance thereunder;

5.	To approve the Amended and Restated 2011 Employee Stock Purchase Plan;

6.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2011; and

7.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
     The Board of Directors has fixed the close of business on April 7, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Kevin L. Crudden
Kevin L. Crudden
Secretary

Eden Prairie, Minnesota
April 19, 2011

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO NOT RETURN THE ENCLOSED PROXY, YOU MAY VOTE YOUR SHARES ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

DIGITAL RIVER, INC.
9625 WEST 76TH STREET
EDEN PRAIRIE, MN 55344
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 2, 2011
INFORMATION CONCERNING SOLICITATION AND VOTING
General
     The enclosed proxy is solicited on behalf of the Board of Directors of Digital River, Inc., a Delaware corporation, for use at the Annual Meeting of stockholders to be held on June 2, 2011, at 3:30 p.m. local time, or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our offices at 9625 West 76th Street, Eden Prairie, Minnesota 55344. You may also attend the meeting online, including submitting questions, at www.proxyvote.com or www.virtualshareholdermeeting.com/driv.
Solicitation
     We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock, par value $.01 per share, beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Our directors, officers or other regular employees may supplement original solicitation of proxies by mail, telephone or personal solicitation. They will not be paid any additional compensation for these services.
Voting Rights and Outstanding Shares
     Only holders of record of our common stock at the close of business on April 7, 2011, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 2011, we had outstanding and entitled to vote 39,651,869 shares of common stock.
     Each holder of record of our common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented at the meeting in person or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.
Distribution and Electronic Availability of Proxy Materials
     This year we are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice.

     We plan to mail the Notice to shareowners by April 19, 2011 which will contain instructions on how to access this proxy statement and our annual report online.
     We first made available the proxy solicitation materials at www.proxyvote.com on or around April 19, 2011 to all stockholders entitled to vote at the annual meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2010 Annual Report to stockholders was made available at the same time and by the same methods.
Voting Via the Internet or by Telephone
     You may grant a proxy to vote your shares by means of the telephone or on the Internet. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each proxy contains or is submitted with information from which the inspectors of election can determine that this proxy was authorized by you.
     The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. If you are granting a proxy to vote via the Internet, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by you.
For Shares Registered in your Name
     Stockholders of record may grant a proxy to vote shares of our common stock by using a touch-tone telephone to call 1-800-690-6903 or via the Internet by accessing the website www.proxyvote.com or www.virtualshareholdermeeting.com/driv. You will be required to enter our number and a twelve-digit control number (these numbers are located on the proxy card). If voting via the Internet, you will then be asked to complete an electronic proxy card. The votes will be generated on the computer screen and you will be prompted to submit or revise them as desired. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on June 1, 2011. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.
For Shares Registered in the Name of a Broker or Bank
     If your stock is held through a bank, broker or other agent (held in street name), you will receive instructions from them that you must follow in order to have your shares voted. A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers the means to give instructions to vote shares by means of the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions, Inc. program, you may go to www.proxyvote.com to give instructions to vote your shares by means of the Internet. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on June 1, 2011. Submitting your voting instructions via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. A beneficial owner who wishes to vote at the meeting must have an appropriate proxy from his or her broker or bank appointing that beneficial owner as attorney-in-fact for purposes of voting the beneficially held shares at the meeting.
Revocability of Proxies
     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. You may revoke your proxy by filing with our Corporate Secretary at our principal executive office, 9625 West 76th Street, Eden Prairie, Minnesota 55344, a written notice of revocation or a duly executed proxy bearing a later date, or you may revoke your proxy by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.
     If you are the beneficial owner of shares held in the name of a broker or bank and you wish to vote at the Annual Meeting, you must have an appropriate proxy from your broker or bank appointing you as attorney-in-fact for purposes of voting at the meeting.

Stockholder Proposals
     The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2012 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 21, 2011.
     For business to be properly brought before an annual meeting by a stockholder, the stockholder, wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy, must have given timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on March 5, 2012, nor earlier than the close of business on February 3, 2012. You should also review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
Non-Binding Advisory Vote on Executive Compensation And on the Frequency of Future Votes
     Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted on July 21, 2010, Section 14A of the Securities Exchange Act (15 U.S.C. § 78n-1 et. seq.) requires the Company to hold an advisory vote on the compensation of our executive officers as set forth in the Compensation Discussion and Analysis, the compensation tables and other related disclosures in this proxy statement (commonly referred to as a “say-on-pay” proposal). Providing stockholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to the Compensation Committee’s executive compensation philosophy, policies, and procedures. The results of this vote will not be binding on the Company.
     Further, pursuant to the Dodd-Frank Act, Section 14A of the Securities Exchange Act (15 U.S.C. § 78n-1 et. seq.) requires the Company to hold an advisory vote by stockholders of record on the frequency on which stockholders shall hold a “say-on-pay” advisory vote on our compensation practices for our executive officers. Stockholders may vote to hold such advisory votes at a frequency of every one, two, or three years, or may abstain from such vote. The results of this vote will not be binding on the Company.

Proposal 1
ELECTION OF DIRECTORS
     Our Restated Certificate of Incorporation and bylaws provide that the Board of Directors will be divided into three classes, with each class having a three-year term. Vacancies on the Board that arise between stockholder meetings may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.
     Our Board of Directors presently has six members. There are two directors in the class whose term of office expires in 2011 (Cheryl F. Rosner and Thomas F. Madison). The Nominating and Corporate Governance Committee has nominated Ms. Rosner and Mr. Madison for election as Class I directors. On July 9, 2010 the Board of Directors appointed Alfred F. Castino to the Board. The Nominating and Corporate Governance Committee of the Board has nominated Mr. Castino to stand for election as a Class II director at the upcoming Annual Meeting. If elected at the Annual Meeting, Mr. Castino would serve until the 2012 annual meeting and until his successor is elected and has qualified, or until his death, resignation or removal.
     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee as the Nominating and Corporate Governance Committee may propose. The nominees have agreed to serve if elected, and the Nominating and Corporate Governance Committee and management have no reason to believe that the nominees will be unable to serve.
     Votes withheld and broker non-votes are counted towards a quorum but are not counted towards the vote total for this proposal.
Nominees For Election For A Three-Year Term Expiring At The 2014 Annual Meeting:
Cheryl F. Rosner
     Ms. Rosner (48) has served as our director since December 2009. Ms. Rosner serves as a member of our Audit Committee and Nominating and Corporate Governance Committee. From December 2008 to the present, Ms. Rosner has served as a consultant and advisor to various companies. From June 2007 to December 2008, Ms. Rosner served as President and Chief Executive Officer of TicketsNow.com, Inc. From 1999 to 2006, Ms. Rosner served in a number of executive positions at Expedia, Inc., including President of Expedia Corporate Travel from July 2005 to August 2006 and President of Hotels.com from December 2003 to July 2005. Prior thereto, Ms. Rosner held sales and marketing management positions at a number of global travel and hospitality companies. Ms. Rosner is a director of SilverRail Technology and a Trustee of Conscious Capitalism Inc., a non-profit organization.
Areas of relevant experience: branding and marketing; internet operations; internet-based travel services.
Thomas F. Madison
     Mr. Madison (75) has served as a director of the Company since August 1996. Mr. Madison is our Lead Director and serves as the Chair of the Company’s Audit Committee, the Chair of the Company’s Nominating and Corporate Governance Committee, and a member of the Company’s Compensation Committee and Finance Committee. Since January 1993, he has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. From December 1996 to March 1999, Mr. Madison served as Chairman of Communications Holdings, Inc., a communications and systems integration company. From August 1999 to March 2000, Mr. Madison served as Chairman of AetherWorks, Inc., a provider of Internet telephony and data networking solutions for the telecommunications industry. From February 1994 to September 1994, Mr. Madison served as Vice Chairman and Chief Executive Officer at Minnesota Mutual Life Insurance Company. From June 1987 to December 1992, Mr. Madison was President of US WEST Communications Markets, a division of US WEST, Inc. From 1985 to 1987, Mr. Madison served as the President and Chief Executive Officer of Northwestern

Bell Telephone Company. Mr. Madison serves as a director of Delaware Group of Funds, CenterPoint Energy, Inc. and Rimage Corporation and from September 2003 to September 2005, he served as Chair of Banner Health System.
Areas of relevant experience: international operations and issues; risk management; financial reporting, accounting and controls; corporate governance; deep knowledge of the Company due to significant tenure with the Company.
Nominee For Election For A One-Year Term Expiring At The 2012 Annual Meeting:
Alfred F. Castino
     Mr. Castino (58) has served as our director since July 2010. Mr. Castino serves as a member of our Audit Committee and Nominating and Corporate Governance Committee. Since August 2008, Mr. Castino has served as an independent consultant. Mr. Castino served as Chief Financial Officer of Autodesk, Inc. from July 2002 to August 2008. Prior to July 2002, Mr. Castino held various financial positions at Hewlett-Packard Company, Sun Microsystems, Inc. and PeopleSoft, Inc., where he served as Chief Financial Officer. Mr. Castino is also a director of Synopsys, Inc.
Areas of relevant experience: financial management of software companies; general financial expertise; public company experience; international operations and issues.
The Board of Directors Recommends
that you Vote FOR all of the Named Nominees.
Directors Continuing In Office Until The 2012 Annual Meeting:
Douglas M. Steenland
     Mr. Steenland (59) has served as our director since March 2009. Mr. Steenland serves as the Chair of our Compensation Committee and serves as a member of our Audit Committee, Nominating and Corporate Governance Committee and Finance Committee. He served as President and Chief Executive Officer of Northwest Airlines Corporation (“NWA”) from October 2004 until October 2008 when NWA and Delta Air Lines, Inc. merged. Mr. Steenland served in a number of executive positions after joining NWA in 1991, including President from April 2001 to October 2004, Executive Vice President and Chief Corporate Officer from September 1999 to April 2001, Executive Vice President—Alliances, General Counsel and Secretary from January 1999 to September 1999, Executive Vice President, General Counsel and Secretary from June 1998 to January 1999, and Senior Vice President, General Counsel and Secretary from 1994 to 1998. Prior to joining NWA, Mr. Steenland was a senior partner at the Washington, D.C. law firm of Verner, Lipfert, Bernhard, McPherson and Hand. In the past five years, Mr. Steenland has also served as a director of Northwest Airlines Corporation. Mr. Steenland was President and Chief Executive Officer of Northwest Airlines Corporation when it filed for Chapter 11 bankruptcy in 2005. Mr. Steenland is a director of Delta Air Lines, Inc. and American International Group, Inc. In addition to his public company directorships, Mr. Steenland is a director of Chrysler LLP and Hilton Worldwide, Inc.
Areas of relevant experience: international operations, global perspective and issues; operating environment; corporate governance; legal issues.
Directors Continuing In Office Until The 2013 Annual Meeting:
Joel A. Ronning
     Mr. Ronning (54) founded Digital River in February 1994 and has been Chief Executive Officer and a director since that time. From February 2001 to February 2004, Mr. Ronning was a member of the Office of the President, and from February 1994 to July 1998, he also was our President. From May 1995 to December 1999, Mr. Ronning served as Chairman of the Board of Directors of Tech Squared, Inc., a direct catalog marketer of software and hardware products, and from May 1995 to July 1998, he served as Chief Executive Officer, Chief Financial Officer and Secretary of Tech Squared, Inc. From May 1995 to August 1996, Mr. Ronning also served as President of Tech Squared, Inc. Mr. Ronning founded MacUSA, Inc., formerly a wholly owned subsidiary of Tech Squared, Inc., and he served as a director of MacUSA, Inc. from April 1990 to December 1999. From April 1990 to July 1998, Mr. Ronning also served as the Chief Executive Officer of MacUSA, Inc.

Areas of relevant experience: senior leadership role in global organization; technology and innovation; detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, trends and competitive positioning of the Company and its business.
Perry W. Steiner
     Mr. Steiner (45) has served as our director since April 1998 and served as our President from July 1998 to February 2001. Mr. Steiner serves on the Company’s Nominating and Corporate Governance Committee and serves as the Chair of the Company’s Finance Committee. Mr. Steiner serves as Managing Partner with Arlington Capital Partners, a private equity fund, which he joined in 2001. Prior thereto, Mr. Steiner served as a senior member of Wasserstein Perella Ventures, Inc., a venture capital fund, and as a principal of TCW Capital. Mr. Steiner serves as a director of Main Line Broadcasting, Cherry Creek Radio and Virgo Holdings.
Areas of relevant experience: capital markets; corporate finance; mergers and acquisitions; detailed knowledge of Company from prior role as President of the Company.
Board Leadership Structure
     The Board of Directors believes that Mr. Ronning’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. Mr. Ronning possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.
     His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and suppliers.
     Each of our directors other than Mr. Ronning is independent under rules promulgated by NASDAQ and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Mr. Madison, as our Lead Director, serves as the chairperson, or presiding director, for these executive sessions. The Board believes that this approach effectively encourages full engagement of all directors in executive sessions. Following an executive session of independent directors, our Lead Director acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined Chief Executive Officer/Chairman structure.
     Although the Company believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, our Corporate Governance Guidelines do not establish this approach as a policy, but as a matter that is considered as part of succession planning for the Chief Executive Officer position.
Board Committees and Meetings
     The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee. In addition, in February 2005, the Board of Directors appointed Thomas F. Madison as the Lead Director of the Board for the purposes of overseeing and evaluating matters of corporate and Board governance. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee has a written charter which may be viewed on our Web site at www.digitalriver.com under the “Investor Relations” link. The charters include information regarding the committees’ composition, purpose and responsibilities.
     During the fiscal year ended December 31, 2010, there were a total of thirteen meetings of the Board and each of the directors attended at least 75% of the total meetings of the Board and of the committees on which he or she served and which were held during the period he or she was a director or committee member. We encourage, but do not require, directors to attend the Annual Meeting of our stockholders. In 2010, all of our directors attended the Annual Meeting of stockholders.

     The following table summarizes the membership of the Board and each of its Committees as well as the number of times each met during fiscal year 2010.

Nominating and
Corporate
Director	Board	Audit	Compensation	Governance	Finance
Mr. Ronning	Chair	—	—	—	—
Mr. Madison (Lead)	Member	Chair	Member	Chair	Member
Mr. Steiner	Member	—	—	Member	Chair
Mr. Thorin(1)	Member	Member	—	Member	—
Mr. Castino(2)	Member	Member	—	Member	—
Mr. Steenland	Member	Member	Chair	Member	Member
Ms. Rosner	Member	Member	—	Member	—

(1)	Mr. Thorin resigned from the Board and the respective committees in May 2010.

(2)	Mr. Castino was appointed to the Board and the respective committees in July 2010.
Number of Meetings in Fiscal Year 2010:

				Nominating and
				Corporate
Meetings	Board	Audit	Compensation	Governance	Finance
Regular	4	5	5	4	3
Special	9	0	0	0	0

Total:	13	5	5	4	3
     Audit Committee
     The Audit Committee of our Board of Directors oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement and compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our engagement team as required by law; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the quarterly financial statement reviews. Mr. Madison serves as the Chair of the Audit Committee and our Board has determined that Mr. Madison is an “audit committee financial expert” as defined in rules promulgated by the SEC. All members of the Audit Committee are independent under the current requirements of the NASDAQ listing rules and SEC rules and regulations.
     Compensation Committee
     The Compensation Committee reviews and approves our overall compensation strategy and policies. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers; reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers; and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. Mr. Steenland serves as the Chair of the Compensation Committee. All members of the Compensation Committee are independent under the current requirements of the NASDAQ listing rules and SEC rules and regulations.
     Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee identifies, reviews, evaluates, recommends and approves candidates for membership on the Board and its various committees, and also is responsible for oversight of corporate governance issues. Mr. Madison serves as the Chair of the Nominating and Corporate Governance

Committee. All members of the Nominating and Corporate Governance Committee are independent under the current requirements of the NASDAQ listing rules and SEC rules and regulations.
     Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our Annual Meeting of stockholders. These requirements are separate from and in addition to the SEC requirements that must be met by a stockholder in order to have a stockholder proposal included in our proxy statement. See “Information Concerning Solicitation and Voting—Stockholder Proposals.” To date, we have not received any recommendations from stockholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the slate of nominees presented at our Annual Meeting of stockholders. The Nominating and Corporate Governance Committee will consider qualified candidates for director suggested by the stockholders. Stockholders can suggest qualified candidates for director by writing to the attention of our Corporate Secretary at 9625 West 76th Street, Eden Prairie, Minnesota 55344. We will forward submissions that we receive which meet the criteria outlined below to the Nominating and Corporate Governance Committee for further review and consideration. We encourage you to forward any stockholder submissions to our Corporate Secretary prior to December 21, 2011, to ensure time for meaningful consideration of the nominee. See also “Information Concerning Solicitation and Voting—Stockholder Proposals” for applicable deadlines. The Nominating and Corporate Governance Committee also may develop other more formal policies regarding stockholder nominations.
     Although the Nominating and Corporate Governance Committee has not formally adopted minimum criteria for director nominees, the Nominating and Corporate Governance Committee does seek to ensure that the members of our Board possess both exemplary professional and personal ethics and values and an in-depth understanding of our business and industry. The Nominating and Corporate Governance Committee also believes in the value of professional diversity among members of the Board, and it feels that it is appropriate for members of our senior management to participate as members of the Board. The Nominating and Governance Committee further believes that nominees should possess appropriate qualifications and reflect a reasonable diversity of backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, religion, race and national origin. The Nominating and Corporate Governance Committee requires that at least one member of the Board qualify as an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of independence under rules promulgated by NASDAQ.
     The Nominating and Corporate Governance Committee identifies nominees for the class of directors being elected at each Annual Meeting of stockholders by first evaluating the current members of the class of directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue to serve on our Board are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with the benefits of bringing on members with new perspectives. If any member of the class of directors does not wish to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a member of such class of directors for reelection, the Nominating and Corporate Governance Committee will review the skills and experience of a new nominee in light of the criteria above.
     Finance Committee
     The Finance Committee advises senior management with respect to various strategic undertakings, including capital raising activities, acquisitions and other financial matters. The Finance Committee meets only occasionally as may be necessary to assist senior management. Mr. Steiner serves as the Chair of the Finance Committee. All members are independent, as independence is currently defined in the rules promulgated by NASDAQ. The Finance Committee has not adopted a written charter.
Use of Consultants
     As set forth in its charter, the Compensation Committee has the authority to select, retain and/or replace, as needed, outside consultants to provide advice to the Compensation Committee in connection with its fulfillment of its responsibilities. Under the Committee’s direction, its consultant cannot provide any other services to the Company. Since 2007, the Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant. In accordance with the Committee’s policy, Cook & Co. does not provide any other services to the Company.
     The consultant compiles information regarding executive and director compensation, including advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of the Company and its “peer group” and analyzes the relative performance of the Company and the peer group with respect to the financial metrics used in the programs. The consultant also provides information regarding emerging trends and best practices in executive compensation. In addition to information compiled by the consultant, the Committee also reviews general survey data compiled and published by third parties. The consultant retained by the Committee reports to the Committee Chair and has direct access to Committee members.
Oversight of Risk Management
     We are exposed to risks including, but not limited to, strategic, operational and reputational risks and risks relating to reporting and legal compliance. Our management designed our enterprise risk management process to identify, monitor and evaluate these risks, and develop an approach to address each identified risk.
     Our Chief Financial Officer is responsible for overseeing the Company’s enterprise risk management process and reports enterprise risk information to the Audit Committee and the Board on a quarterly basis. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s General Counsel and the Director of Internal Audit.
     On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s enterprise risk management function. In this regard, the Company’s Chief Financial Officer meets with the Audit Committee at least four times per year to specifically discuss the risks facing the Company from a financial reporting perspective and to highlight any new risks that may have arisen since they last met. Additionally, at each Board meeting, the Chief Executive Officer and Chief Financial Officer report information about major risks facing the Company.
Diversity
     In consultation with other members of the Board, the Nominating and Corporate Governance Committee is responsible for identifying individuals who it considers qualified to become Board members. In considering whether to recommend an individual for election to the Board, the Nominating and Corporate Governance Committee considers, as required by its charter and the Corporate Governance Guidelines, the Board’s overall balance of diversity of perspectives, backgrounds and experiences. The Nominating and Corporate Governance Committee views diversity expansively and considers among other things, functional areas of experience, educational background, employment experience and leadership performance as well as those intangible factors that it deems appropriate to develop a heterogeneous and cohesive Board such as integrity, achievements, mature judgment, intelligence, practical wisdom, personal character, the interplay of the candidate’s relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties, and likelihood that he or she will be willing and able to serve on the Board for a sustained period.
     Our Board of Directors and each of its committees engage in an annual self evaluation process. As part of that process, directors, including the Chief Executive Officer, provide feedback on, among other things, whether the Board is meeting its diversity objectives and how the composition of the Board should be changed or supplemented in order to enhance its value to the Company and its stockholders.
Risk Assessment of Compensation Policies and Practices
     We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This analysis was presented to our Compensation Committee.
Director Independence
     The Board has reviewed director independence. As a result of this review, the Board determined that five of the six directors are independent of us and our management, as independence is currently defined in rules promulgated by NASDAQ. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors, as independence is currently defined in rules promulgated by NASDAQ, and, in the case of the Audit Committee, the SEC and NASDAQ. The independent directors are Messrs. Madison, Steiner, Steenland, Castino and Ms. Rosner. Mr. Ronning is considered an inside director because of his continued employment as our Chief Executive Officer.

Executive Sessions
     During the fiscal year ended December 31, 2010, the non-management independent directors met in executive sessions without management on four occasions. Mr. Madison presided over these executive sessions as the Lead Director.
Corporate Governance Guidelines
     We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board.
     The Guidelines provide, among other things, that:
•	a majority of the directors must be independent;

•	the Board designate a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors;

•	the Board appoint all members of the Board committees; and

•	the independent directors meet in executive sessions without the presence of the non-independent directors or members of our management at least four times a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate.
     As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Guidelines from time to time, as appropriate.
Copies of Governance Guidelines, Code Of Conduct and Ethics and Board Committee Charters
     Copies of our Corporate Governance Guidelines, Code of Conduct and Ethics and all Board Committee Charters can be viewed on and downloaded from our website at www.digitalriver.com, under the “Investor Relations” link. You may request free print copies of each of them by writing to our Corporate Secretary at the address listed below under the heading “Communications with the Board of Directors.”
Code of Conduct and Ethics
     We have adopted a Code of Conduct and Ethics that applies to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer and our Controller, as well as our Board of Directors and all employees. We will provide a copy of the Code to any person, without charge, upon request. These requests can be made in writing to our Corporate Secretary at 9625 West 76th Street, Eden Prairie, Minnesota 55344. To the extent permitted by the rules promulgated by NASDAQ, we intend to disclose any amendments to, or waivers from, the Code provisions applicable to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer and Controller, or with respect to the required elements of the Code on our website, www.digitalriver.com, under the “Investor Relations” link.
Communications with the Board of Directors
     If you wish to communicate with the Board of Directors, with the independent directors as a group or with the Lead Director, you may send your communication in writing to our Corporate Secretary at 9625 West 76th Street, Eden Prairie, Minnesota 55344. You must include your name and address and indicate whether you are a stockholder of Digital River. The Corporate Secretary will compile all communications, summarize all lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. For example, the Corporate Secretary will forward stockholder communications recommending potential director nominees to the chairman of the Nominating and Corporate Governance Committee. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department for resolution. In this case, the Corporate Secretary will retain a copy of the communication for review by any director upon his request.

Director Nominations
     The Nominating and Corporate Governance Committee is the standing committee responsible for identifying and recommending nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. A candidate must exhibit strong personal integrity, character, ethics and judgment. When evaluating prospective candidates, the Committee will consider, in accordance with its charter, such factors as:
•	The candidate’s business skills and experience;

•	The candidate’s satisfaction of independence and qualification requirements of NASDAQ;

•	The mix of directors and their individual skills and experiences; and

•	Core competencies that should be represented on the Board.
When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee assesses the contributions of those directors, their performance and their attendance at Board and respective Committee meetings.
     The Nominating and Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, at 9625 West 76th Street, Eden Prairie, Minnesota 55344, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. These proposals for nominees will be given due consideration by the Nominating and Corporate Governance Committee for recommendations to the Board based on the nominee’s qualifications.
     No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the 2011 Annual Meeting. We encourage you to forward any stockholder submissions to our Corporate Secretary prior to December 21, 2011, to ensure time for meaningful consideration of the nominee in connection with the 2012 Annual Meeting. See also “Information Concerning Solicitation and Voting—Stockholder Proposals” for applicable deadlines.
Report of the Audit Committee of the Board of Directors
     The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2010, which include our consolidated balance sheets as of December 31, 2010 and 2009, and the consolidated statements of operations, stockholders’ equity and cash flows for each year in the periods ended December 31, 2010, 2009 and 2008, and the related notes.
     The Audit Committee reviews our consolidated financial statements, corporate accounting and financial reporting process and internal controls on behalf of the Board of Directors. All of the members of the Audit Committee are independent under the current requirements of the NASDAQ listing standards and SEC rules and regulations. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities with respect to our corporate accounting and financial reporting process, the Audit Committee regularly reviews and discusses the financial statements with management, including the discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also regularly meets with our independent auditors who have unrestricted access to the Audit Committee. During the fiscal year ended December 31, 2010, the Audit Committee actively participated in overseeing our efforts in maintaining and testing internal controls over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, in connection with which our independent auditors issued an unqualified opinion on February 24, 2011.
     The Audit Committee determines the engagement and compensation of the independent auditors, evaluates the performance of and assesses the qualifications of the independent auditors, reviews and pre-approves the retention of the independent auditors to perform any proposed permissible non-audit services and monitors the rotation of partners of the independent auditors on our engagement team. The Audit Committee reviewed and discussed with Ernst & Young LLP, our independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communication with Audit Committees). In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from us and our management and the Audit Committee has received the written disclosures and the letter from the independent accountants required by Rule 3526 of the Public Company Accounting Oversight Board, (Communications with Audit Committees Concerning Independence), and considered the compatibility of any non-audit services with the independence of Ernst & Young LLP.
     The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control and the overall quality of our financial reporting. During the last fiscal year, the Audit Committee met with the independent auditors four times without management present in connection with the foregoing matters.
     Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC.
     The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.
Audit Committee
Thomas F. Madison, Chairman
Douglas M. Steenland
Cheryl F. Rosner
Alfred F. Castino

Proposal 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
     The Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation of its named executive officers as described below. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.
     As described in the section of this proxy statement titled “Executive Compensation—Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders.
     The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance and requests the vote of stockholders on the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this proxy statement.”
     As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
The Board of Directors Recommends
that you Vote FOR Approval of the Compensation of the Company’s Named Executive Officers.
Proposal 3
FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION
     This proposal affords stockholders the opportunity to cast an advisory (non-binding) vote on how often the Company should include a Say-on-Pay vote in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this proposal, stockholders may vote to have the Say-on-Pay vote every year, every two years, every three years, or abstain.
     Say-on-Pay votes are a relatively recent occurrence. In assessing the frequency with which such votes should be conducted, several factors come into play. Advocates of annual Say-on-Pay votes generally believe that stockholders should be allowed to express their views on a company’s executive compensation program every year, and that such regular feedback from stockholders enhances a company’s ability to monitor stockholder sentiment and act accordingly. Those who advocate for less frequent votes generally assert that annual Say-on-Pay votes impose an unwarranted burden on the companies that must prepare for such votes, as well as on stockholders who must assess and vote upon Say-on-Pay each year. They also maintain that annual Say-on-Pay votes do not afford companies an adequate opportunity to digest and, if necessary, respond to results of the most recent Say-on-Pay vote.
     At the present time, the Company believes that annual Say-on-Pay votes would be beneficial so that stockholders will have an opportunity each year to express their views on the Company’s executive compensation program. The frequency receiving the highest number of votes will be considered the preferred frequency with which the Company is to hold future advisory votes on the compensation of the named executive officers.
     As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of this vote in making a determination regarding the Say-on-Pay voting frequency deemed most appropriate for the Company. In the event the Company subsequently determines that a different frequency is more appropriate, it may re-visit this issue with stockholders by seeking another advisory vote, and in all events will do so at least once every six years as required by current law.
The Board of Directors Recommends
that you Vote to hold Say-on-Pay Votes EVERY YEAR (as opposed to every 2 years or every 3 years).
Proposal 4
APPROVAL OF THE AMENDMENT TO THE COMPANY’S
2007 EQUITY INCENTIVE PLAN
     Subject to stockholder approval, our Board of Directors approved amendments (referred to in this Proxy Statement as the Amendment) of our 2007 Equity Incentive Plan (referred to in this Proxy Statement as the 2007 Plan) in March 2011 to address the periodic need to replenish the number of shares available under the 2007 Plan to issue future equity awards to eligible participants.
     The Amendment would, among other things, increase the number of shares of common stock available for future issuance under the 2007 Plan by 2,800,000 shares, representing approximately 7% of the shares of common stock outstanding as of March 31, 2011. If approved by our stockholders, the Amendment will become effective as of the Annual Meeting date.
     In addition, the Amendment would change the manner in which our share reserve is applied to awards of restricted stock, restricted stock units and performance shares (“full-value awards”). Currently, we deduct three shares from the share reserve for every two shares that are subject to a full-value award. The Amendment would change this so that we would deduct one share from the share reserve for every share that is subject to a full-value award granted after the effective date of the Amendment.
     Approval of the Amendment requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a negative vote.
     The description of the 2007 Plan below is qualified in its entirety by reference to the provisions of the 2007 Plan itself, which is attached as Appendix A to these proxy materials.
     As of April 1, 2011, the fair market value per share of our common stock was $37.37.
The Board of Directors Recommends
that you Vote FOR the Approval of the Amendment to the 2007 Plan.
Purpose of the 2007 Plan
     The purpose of the 2007 Plan is to provide a means by which eligible participants may be given the opportunity to benefit from ownership of our common stock, to secure and retain the services of eligible participants, to provide incentives for eligible participants to exert maximum efforts for our success, and to align the interests of eligible participants with the interests of our stockholders.
2007 Plan Basics

Eligible participants:	All of our employees, directors and consultants and those of our subsidiaries. As of April 1, 2011 approximately 1780 persons were eligible for stock awards under the 2007 Plan.

Types of awards:	Incentive stock options	Restricted stock awards
	Nonstatutory stock options	Restricted stock unit awards
Performance shares

Share reserve:	Subject to capitalization adjustments, 4,650,000 shares of our common stock are reserved under the 2007 Plan, of which 556,334 shares remained available for further equity awards at March 31, 2011. In total as of March 31, 2011 there are 590,942 shares available for future grant under equity plans. If the Amendment is approved, each of these numbers would be increased by 2,800,000 shares.

Awards outstanding at March 31, 2011 (all plans):	Options outstanding: 1,914,850 Weighted average exercise price: $33.61 Weighted average life of outstanding options: 4.92 Unvested full value awards: 2,240,119

Limitations:	No more than 400,000 shares of our common stock subject to stock awards may be granted to an eligible participant in any calendar year.

Capitalization adjustments:	Share reserves, limitations, purchase price and number of shares subject to outstanding stock awards will be adjusted in the event of a stock split, reverse stock split, stock dividend, merger, consolidation, reorganization, recapitalization, or similar transaction.

Repricing:	Not permitted — including the cancellation and re-grant of new equity awards — without stockholder approval.
Options

Term:	Not more than 10 years from the date of grant.

Exercise price:	Not less than 100% of fair market value on the date of grant.

Consideration:	Cash	Delivery of our common stock
	Net exercise	any other form of legal consideration

Transferability:	Nontransferable; except upon death or divorce (nonstatutory stock options only).

Vesting:	To be determined by the Board at the time of grant.

Termination of service:	Option terminates 7 days following termination for cause. Option terminates 90 days following termination without cause. Additional time if termination due to death or disability.
Restricted Stock Awards; Restricted Stock Unit Awards; and Performance Shares

Purchase price:	Determined by Board at the time of grant; may be zero.

Consideration:	Determined by Board at the time of grant; may be in any form permissible under applicable law.

Vesting:	Determined by Board at time of grant; may be based on achievement of performance objectives; provided that if the vesting schedule is a time-based vesting schedule, such shares shall vest not earlier than the first anniversary of the date of grant.

Performance objectives:	Total stockholder return Earnings per share Stock price Return on equity Net earnings Related return ratios Cash flow	Net earnings growth Return on assets Revenues Expenses Funds from operations Funds from operations per share Earnings before interest, taxes, depreciation, and amortization

Payment:	Payable only in shares of our common stock.

Termination of service:	Unvested portion of the stock award is forfeited.

Dividend equivalents:	Dividend equivalents may be credited in respect of shares of common stock equivalents underlying restricted stock unit awards and performance shares.

Transferability:	Stock awards are transferable as provided in the stock award agreement.

Deferral of award payment:	Board may establish one or more programs to permit selected participants to elect to defer receipt of consideration upon exercise of a stock award, the satisfaction of performance objectives, or other events which would entitle the participant to payment, receipt of our common stock or other consideration.
Additional 2007 Plan Terms
     Administration. The 2007 Plan is administered by the Compensation Committee, which has the power to interpret the plan and to adopt such rules and guidelines for carrying out the plan as it may deem appropriate. The Compensation Committee has the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which we or one of our subsidiaries may operate to assure the viability of the benefits of awards made to individuals employed in such countries and to meet the objectives of the 2007 Plan. Subject to the terms of the 2007 Plan, the Compensation Committee has the authority to determine those individuals eligible to receive awards and the amount, type and terms of each award and to establish and administer any performance goals applicable to such awards.
     Stock options granted under the 2007 Plan will qualify as “performance-based compensation” under Section 162(m). Other stock awards may, but need not, include performance objectives that satisfy the requirements of Section 162(m). To the extent that stock awards (other than stock options) are intended to qualify as “performance-based compensation” under Section 162(m), the performance objectives will be one or more of the objectives listed as performance objectives in the preceding section of this plan summary. The Compensation Committee will determine which performance objectives shall apply to specific stock awards.
     Tax withholding. Tax withholding obligations may be satisfied by the eligible participant by (i) tendering a cash payment; (ii) authorizing us to withhold shares of our common stock from the shares otherwise issuable as a result of the exercise or acquisition of common stock under the Stock Award; or (iii) delivering to us owned and unencumbered shares of common stock.
     Corporate Transactions; Securities Acquisition. In the event of a corporate transaction, the surviving corporation may assume, continue or substitute outstanding stock awards. To the extent that the stock awards are not assumed, continued or substituted, the vesting (and exercisability if applicable) of the stock awards held by eligible participants who are in continuous service with Digital River prior to the effective time of the corporate transaction shall be accelerated and, if applicable, terminated at the effective time of the corporate transaction if not exercised prior to the effective time. In the event of certain securities acquisitions involving more than 50% of our outstanding securities, the vesting (and exercisability if applicable) of all outstanding stock awards shall be accelerated. The acceleration of the vesting of stock awards in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Digital River.
     Amendment; Termination. The Board may amend the 2007 Plan at any time, provided, that the amendment does not impair the rights of any eligible participant with respect to any outstanding award. Some amendments may require stockholder approval. The Board may suspend or terminate the 2007 Plan at any time. No stock awards will be granted under the 2007 Plan after it is suspended or terminated. Unless sooner terminated by the Board, the 2007 Plan will terminate on April 4, 2017.
Federal Income Tax Consequences
     The following is only a brief summary of the effect of U.S. federal income taxation on us and the 2007 Plan participants. This summary does not discuss the income tax laws of any other jurisdiction (such as municipality or state) in which the recipient of the award may reside. For purposes of this discussion “Code” is the Internal Revenue Code of 1986, as amended.
     Incentive Stock Options. No tax will be payable by us or the participant at the time of grant or exercise of an incentive stock option that satisfies the requirements of Code Section 422, except that the participant may be subject to the alternative minimum tax upon the exercise of an incentive stock option. The participant will recognize long term capital gain or loss on the sale or exchange of the shares acquired upon the exercise of the incentive stock option if the participant sells or exchanges the shares at least two years after the date grant and more than one year after the date of exercise. If the participant sells or exchanges the shares earlier than the expiration of these two holding periods, then the participant will recognize ordinary income equal to the lesser of the difference between the exercise price of the option and the fair market value of the shares on the date of exercise or the difference between the sales price and the exercise price. Any additional gain on the sale of the shares will be capital gain. We will be entitled to deduct the amount, if any, that the participant recognizes as ordinary income, subject to certain reporting requirements.
     Nonstatutory Stock Options. No tax will be payable by us or the participant at the time of grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the excess, if any, of the fair market value of the shares with respect to which the award is exercised over the exercise price of the award will be treated for Federal tax purposes as ordinary income. Any profit or loss realized on the sale or exchange of the shares will be treated as a capital gain or loss. We will be entitled to deduct the amount, if any, by which the fair market value of the shares on the date of exercise exceeds the exercise price.
     Restricted Stock. Generally, no taxes are due when the restricted stock award is initially granted and we will not take a deduction at that time. The fair market value of the shares subject to the award is taxable as ordinary income when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid by the participant on the value of the shares at ordinary rates when the restrictions lapse and we will be entitled to a corresponding deduction. Any profit or loss realized on the sale or exchange of the shares will be treated as a capital gain or loss.
     Restricted Stock Units and Performance Shares. Generally, no taxes are due when the restricted stock units or performance shares are initially granted and we will not take a deduction at that time. The fair market value of the shares subject to the award is taxable to the participant when the shares are paid to the participant subject to the design limitations and requirements of Code Section 409A. We will be entitled to deduct the amount, if any, that the participant recognizes as ordinary income.
     Section 162(m). Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. As described above, stock options granted under the 2007 Plan qualify as “performance-based compensation” under Section 162(m). Other stock awards will qualify as “performance-based compensation” if the grant of the stock award or the vesting of the stock award is subject to one or more performance objectives that satisfy the requirements of Section 162(m).

     Deferred Compensation. Subject to further guidance from the Internal Revenue Service, restricted stock unit awards and performance shares that may be deferred beyond the vesting date are deferred compensation and subject to the design limitations and requirements of Code Section 409A. If the limitations and requirements of Code Section 409A are violated, deferred amounts will be subject to tax at ordinary income rates immediately upon such violation and affected participants will be subject to penalties equal to (i) 20% of the amount deferred and (ii) interest at a specified rate on the under-payment of tax that would have occurred had the deferred compensation been included in gross income in the taxable year in which it was first deferred.
OTHER EQUITY PLANS
INDUCEMENT EQUITY INCENTIVE PLAN
     In December 2005, in connection with the acquisition of DR globalTech, Inc. (f/k/a Commerce5, Inc.), we adopted an Inducement Equity Incentive Plan (the “Inducement Plan”) for DR globalTech, Inc. executives who joined us as a result of the acquisition. A total of 87,500 restricted shares of our common stock were reserved for grants under the Inducement Plan. The terms and conditions of the Inducement Plan are substantially similar to the terms and conditions of the 2007 Plan. As set forth under “Equity Compensation Plan Information” on page 41, at December 31, 2010, 34,608 shares of our common stock remained available for future issuance under the Inducement Plan.
2000 EMPLOYEE STOCK PURCHASE PLAN
     In March 2000, the Board adopted our 2000 Employee Stock Purchase Plan (the “2000 Purchase Plan”) to provide a means by which our employees (and employees of any of our parent or subsidiaries designated by the Board to participate in the 2000 Purchase Plan) may be given an opportunity to purchase our common stock through payroll deductions. All of our employees, including officers, who are regularly scheduled to work at least 20 hours per week and at least 5 months per year are eligible to participate in the 2000 Purchase Plan. The rights to purchase our common stock that are granted under the 2000 Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. The 2000 Purchase Plan is administered by the Board and the Compensation Committee and is implemented by offerings of rights to purchase common stock from time to time to all eligible employees. The 2000 Purchase Plan permits offerings up to 27 months in duration. However, currently each offering under the 2000 Purchase Plan is six months in duration. Employees who participate in an offering under the 2000 Purchase Plan have the right to purchase up to the number of shares of common stock equal to a percentage designated by the Board (currently, up to 10%) of an employee’s earnings withheld pursuant to the 2000 Purchase Plan and applied, on specified dates determined by the Board, to the purchase of shares of our common stock. The purchase price per share at which shares of common stock are sold in each offering under the 2000 Purchase Plan equals the lower of (i) 85% of the fair market value of a share of common stock on the first day of the offering or (ii) 85% of the fair market value of a share of common stock on the last day of the offering or the purchase date. The Board has amended the 2000 Purchase Plan from time to time to increase the number of shares reserved for issuance under the 2000 Purchase Plan, which amendments were approved by our stockholders, most recently at our 2003 annual meeting. Currently, there are 139,392 shares available for issuance under the 2000 Purchase Plan. In addition, the Board has adopted the Amended and Restated 2011 Employee Stock Purchase Plan, subject to stockholder approval at the Annual Meeting. See Proposal 5.

Proposal 5
APPROVAL OF THE AMENDED AND RESTATED
2011 EMPLOYEE STOCK PURCHASE PLAN
     In March 2000, the Board adopted, and the stockholders subsequently approved, the Company’s 2000 Employee Stock Purchase Plan (the “2000 Purchase Plan”). The number of shares reserved for issuance under the 2000 Purchase Plan is 1,200,000 shares. As of April 1, 2011, an aggregate of approximately 1,060,608 shares of the Company’s common stock had been issued under the 2000 Purchase Plan. Only 139,392 shares of common stock (plus any shares that might in the future be returned to the 2000 Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grants under the 2000 Purchase Plan.
     In March 2011, the Board adopted the Amended and Restated 2011 Employee Stock Purchase Plan (the “2011 Purchase Plan”), subject to stockholder approval, and reserved 1,000,000 shares of common stock for issuance under the 2011 Purchase Plan. The Board adopted the 2011 Purchase Plan to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board and the Compensation Committee.
     Stockholders are requested in this Proposal 5 to approve the 2011 Purchase Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 2011 Purchase Plan. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
The Board of Directors Recommends
that you Vote FOR the Approval of the Amended and Restated 2011 Employee Stock Purchase Plan.
Purpose
     The Purchase Plan provides a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase common stock of the Company through payroll deductions. The purpose of the Purchase Plan is to assist the Company in retaining the services of its employees, to secure and retain the services of new employees and provide incentives for such persons to exert maximum efforts for the success of the Company. All employees of the Company who are regularly scheduled to work at least 20 hours per week and at least five months per year are eligible to participate in the Purchase Plan.
The rights to purchase common stock that will be granted under the Purchase Plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.
Administration
     The Board administers the Purchase Plan and has the final authority to construe and interpret both the Purchase Plan and the rights granted under it. The Board has the authority, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase common stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical) and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Purchase Plan.
     The Board has the power, which it has not yet exercised, to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the Board. As used herein with respect to the Purchase Plan, the “Board” refers to any committee the Board appoints as well as the Board itself.
Offerings
     The Purchase Plan will be implemented by offerings of rights to purchase common stock to all eligible employees from time to time by the Board. The Purchase Plan permits offerings up to 27 months in duration. However, it is expected that each offering under the Purchase Plan will be six months in duration.

Eligibility
     Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of an offering is eligible to participate in that offering. Officers of the Company who are “highly compensated” as defined in the Code are eligible to participate in the Purchase Plan unless otherwise specified in the offering.
     However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options).
Participation in the Plan
     Eligible employees will enroll in the Purchase Plan by delivering to the Company, prior to the first day of an offering, an agreement authorizing payroll deductions of up to 15% of such employees’ compensation during the offering, excluding bonuses and certain other forms of reimbursements and compensation, unless an offering specifies a smaller percentage. Under the terms of the Purchase Plan, eligible employees may elect to deduct up to 10% of such employees’ compensation.
Purchase Price
     The purchase price per share at which shares of common stock will be sold in each offering under the Purchase Plan will be the lower of (i) 85% of the fair market value of a share of common stock on the first day of the offering or (ii) 85% of the fair market value of a share of common stock on the last day of the offering or the purchase date.
Payment of the Purchase Price; Payroll Deductions
     The purchase price of the shares will be accumulated by payroll deductions during the course of each offering. At any time during an offering, a participant may reduce or terminate his or her payroll deductions as the Board provides in the offering. A participant may increase or begin such payroll deductions after the beginning of the offering, only if the Board so provides, in the offering. All payroll deductions made for a participant will be credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. Participants will not be permitted to make additional payments into such accounts.
Purchase of Stock
     If an employee executes an agreement to participate in the Purchase Plan, shares of common stock will automatically be purchased on behalf of the employee under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board may specify a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of common stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her right to purchase shares will be exercised automatically at the end of the offering at the applicable price. In addition, no employee may purchase more than $25,000 worth of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year.
Withdrawal
     While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by delivering to the Company a notice of withdrawal from the Purchase Plan indicating that the participant is terminating his or her payroll deductions. Such withdrawal may be elected at any time up to 15 days prior to the end of the applicable offering.
     Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee’s withdrawal from an offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the Purchase Plan.
Termination of Employment
     Rights granted pursuant to any offering under the Purchase Plan will terminate immediately upon cessation of an employee’s employment with the Company or an affiliate for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions less any accumulated deductions previously applied to the purchase of shares during such offering, without interest.
Restrictions on Transfer
     Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.
Duration, Amendment and Termination
     The Board may suspend or terminate the Purchase Plan at any time.
     The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of common stock reserved for issuance under the Purchase Plan; (ii) modify the requirements relating to eligibility for participation in the Purchase Plan; or (iii) modify any other provision of the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act or under Section 423 of the Code.
     Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.
Effect of Certain Corporate Events
     In the event of a dissolution, liquidation, sale of all or substantially all of the assets, or specified type of merger of the Company, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to any such event. The acceleration of purchase rights in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.
Stock Subject to Purchase Plan
     An aggregate of 1,200,000 shares of common stock has been reserved for issuance under the 2000 Purchase Plan, and subject to approval of this proposal, an aggregate of 1,000,000 shares of common stock has been reserved for issuance under the 2011 Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights again become available for issuance under the Purchase Plan.

Federal Income Tax Information
     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with options granted under an employee stock purchase plan that qualifies under the provisions of Section 423 of the Code.
     A participant will be taxed on payroll deductions withheld for the purchase of shares of common stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.
     If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price will be treated as ordinary income. Any additional gain or any loss will be taxed as a long-term capital gain or loss. Long-term capital gains are generally subject to lower tax rates than ordinary income.
     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. Any additional gain or loss will be treated as capital gain or loss. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).
Proposal 6
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and in the best interests of our stockholders.
     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
The Board of Directors Recommends
a Vote FOR Proposal 6.
Audit Fees
     During the last two fiscal years ended December 31, 2010 and 2009, respectively, the aggregate fees billed by Ernst & Young LLP for the professional services rendered for the audit of our annual financial statements and for the review of the financial statements included in our Forms 10-Q were approximately $1,273,000 and $1,614,000, respectively.
Audit-Related Fees
     “Audit-related” fees are billed for assurance and related services reasonably related to the performance of the audit or review of our financial statements, and are not reported under “Audit Fees.” These services include professional services requested by us in connection with review of SEC filings, merger and acquisition due diligence, employee benefit plan audits and attest services pursuant to Statement on Auditing Standard (SAS) No. 70. The aggregate audit-related fees billed by Ernst & Young LLP were approximately $464,025 and $336,500 for the fiscal years ended December 31, 2010 and 2009, respectively.
Tax Fees
     Tax fees are billed for professional services for tax compliance, tax advice and tax planning. These services include assistance with tax return preparation and review, federal, state and international tax compliance, strategic tax planning services, including in connection with our international subsidiaries, and structuring of acquisitions. The aggregate fees billed by Ernst & Young LLP for these services were approximately $188,750 and $251,200 for the fiscal years ended December 31, 2010 and 2009, respectively.
All Other Fees
     During the last two fiscal years ended December 31, 2010 and 2009, respectively, there were no fees billed by Ernst & Young LLP for professional services other than those described above.
Pre-Approval Policies And Procedures
     The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by our independent auditors. The Audit Committee meets with our independent auditors to pre-approve the annual scope of accounting services to be performed, including all audit and non-audit services, and the related fee estimates. Pre-approval is detailed as to the particular service or category of services to be provided and is generally subject to a specific budget. The Audit Committee also meets with our independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. As appropriate, management and our independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.
     Under its charter, the Audit Committee has the authority and responsibility to review and approve the retention of our outside auditors to perform any proposed permissible non-audit services. The Audit Committee may delegate this authority to one or more Committee members, but any approvals of non-audit services made pursuant to this delegated authority must be presented to the full Committee at its next meeting. To date, the Audit Committee has not delegated its approval authority, and all audit and non-audit services provided by Ernst & Young LLP have been pre-approved by the Audit Committee in advance.
Auditors’ Independence
     The Audit Committee has determined that the rendering of all the aforementioned services by Ernst & Young LLP were compatible with maintaining the auditors’ independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2011, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of its common stock.

	Amount and
	Nature of
	Beneficial
Name and Address of Beneficial Owner	Ownership (1)	Percent
BlackRock Inc. 40 East 52nd Street New York, New York 10022	2,963,566	7.5%

Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	2,706,370	6.8%

Schroder Investment Management North America Inc. 875 Third Avenue New York, New York 10022	2,520,236	6.4%

Earnest Partners, LLC (2) 1180 Peachtree Street NE Suite 2300 Atlanta, Georgia 30309	2,380,454	6.0%

Joel A. Ronning (3)	1,685,165	4.2%
Thomas M. Donnelly (4)	396,019	*
Kevin L. Crudden (5)	137,268	*
Thomas F. Madison (6)	80,246	*
Perry W. Steiner (7)	45,000	*
Douglas M. Steenland (8)	14,000	*
Cheryl F. Rosner (9)	9,000	*
Alfred F. Castino (10)	6,000	*
All directors and executive officers as a group (8 persons) (10)	2,372,698	6.0%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o Digital River, Inc., 9625 West 76th Street, Eden Prairie, Minnesota 55344. Applicable percentages are based on 39,651,869 shares outstanding on March 31, 2011, adjusted as required by rules promulgated by the SEC.

(2)	Based upon a Schedule 13G filed under the Exchange Act on February 10, 2011, Earnest Partners LLC reports shared voting power over 442,971 shares and sole dispositive power over 2,380,454 shares.

(3)	Includes 354,569 shares of restricted stock subject to our right of repurchase and 699,850 shares issuable upon exercise of options exercisable within 60 days of April 7, 2011.

(4)	Includes 141,221 shares of restricted stock subject to our right of repurchase and 201,562 shares issuable upon exercise of options exercisable within 60 days of April 7, 2011.

(5)	Includes 61,814 shares of restricted stock subject to our right of repurchase and 53,885 shares issuable upon exercise of options exercisable within 60 days of April 7, 2011.

(6)	Includes 15,834 shares of restricted stock subject to our right of repurchase and 39,688 shares issuable upon exercise of options exercisable within 60 days of April 7, 2011.

(7)	Includes 10,334 shares of restricted stock subject to our right of repurchase and 30,000 shares issuable upon exercise of options exercisable within 60 days of April 7, 2011.

(8)	Includes 11,667 shares of restricted stock subject to our right of repurchase.

(9)	Includes 8,000 shares of restricted stock subject to our right of repurchase.

(10)	Includes 6,000 shares of restricted stock subject to our right of repurchase.

(11)	See footnotes number 3 through 10 above. Includes 609,439 shares of restricted stock subject to our right of repurchase and 1,024,985 shares issuable upon exercise of options exercisable within 60 days of April 7, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
     During the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.
COMPENSATION OF DIRECTORS
Compensation of Directors
     Retainer and Meeting Fees
     Directors who are our employees do not receive any additional compensation for their services as directors. During fiscal year 2010, non-employee directors received an annual retainer of $15,000, which is paid quarterly, and cash compensation of $2,500 for each regular board meeting they attended in person, which compensation decreased to $1,000 if the meeting was attended telephonically. In addition, directors shall be paid cash compensation of $1,000 for each special meeting of the Board attended and $1,000 for each special meeting of a committee attended. In March 2011, the full Board reviewed the non-employee directors’ cash compensation and left it unchanged for fiscal year 2011.
     In addition to the retainer and meeting fees, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.
     Equity Compensation
     In 2010, each non-employee director received an annual restricted stock grant of 5,000 shares of our common stock, which vests annually, one-third per year, over a three-year period. The grant of the restricted stock award and the vesting schedule are designed to further align the directors’ interests with the interests of our stockholders and to provide the directors with an incentive to maximize long-term stockholder value.
     In addition to the restricted stock grants, which were made to all non-employee directors, the chairmen of the Compensation, Nominating and Corporate Governance and Finance Committees each received an additional annual restricted stock grant of 1,000 shares; the chairman of the Audit Committee received an additional annual restricted stock grant of 2,000 shares; members of the Audit Committee (other than the chairman) each received an annual restricted stock grant of 1,000 shares; and the Lead Director received an annual restricted stock grant of 1,500 shares. All of these restricted stock grants vest annually, one-third per year, over a three-year period.
     In March 2011, the Compensation Committee and the full Board reviewed the non-employee directors’ equity component to the compensation program and left it unchanged for fiscal year 2011. The Board of Directors will annually evaluate and consider whether to maintain or modify the compensation program for the non-employee directors.
     Stock Ownership Guidelines
     The Board has adopted stock ownership guidelines for the directors to more closely align the interests of our directors with those of our stockholders. The guidelines provide that non-employee directors should maintain an investment in Digital River common stock equal to at least $200,000. This investment level should be achieved within a specified period or, in any event, no later than four years after their initial election as a director.

     The following table shows compensation information for our non-employee directors for fiscal year 2010.
Director Compensation
For Fiscal Year 2010

				Non-Equity
		Stock		Incentive Plan	All Other
	Fees Earned or	Awards ($)	Option	Compensation	Compensation
Name	Paid in Cash ($)	(1)	Awards ($)	($)	($)	Total ($)

Thomas F. Madison (2)	$29,000	$261,630	$—	$—	$—	$290,630
Cheryl F. Rosner (3)	$35,250	$165,240	$—	$—	$—	$200,490
Douglas M. Steenland (4)	$29,000	$192,780	$—	$—	$—	$221,780
Alfred F. Castino (5)	$15,000	$149,160	$—	$—	$—	$164,160
Perry W. Steiner (6)	$26,500	$165,240	$—	$—	$—	$191,740
J. Paul Thorin (7)	$15,500	$222,560	$—	$—	$—	$238,060

(1)	The amounts in the Stock Awards column reflect the aggregate grant date fair value of awards granted during 2010, in accordance with FASB ASC Topic 718, for restricted stock awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock, the fair value is calculated using the closing price of Digital River stock on the date of grant.

(2)	Reflects the 2010 stock award aggregate grant date fair value of $261,630 for a stock award grant for 9,500 shares made on May 28, 2010. Mr. Madison has 19,001 stock awards and 39,688 options outstanding at the end of 2010.

(3)	Reflects the 2010 stock award aggregate grant date fair value of $165,240 for a stock award grant for 6,000 shares made on May 28, 2010. Ms. Rosner has 8,000 stock awards and no options outstanding at the end of 2010.

(4)	Reflects the 2010 stock award aggregate grant date fair value of $192,780 for a stock award grant for 7,000 shares made on May 28, 2010. Mr. Steenland has 11,667 stock awards and no options outstanding at the end of 2010.

(5)	Reflects the 2010 stock award aggregate grant date fair value of $149,160 for a stock award grant for 6,000 shares made on July 9, 2010. Mr. Castino has 6,000 stock awards and no options outstanding at the end of 2010.

(6)	Reflects the 2010 stock award aggregate grant date fair value of $165,240 for a stock award grant for 6,000 shares made on May 28, 2010. Mr. Steiner has 12,334 stock awards and 30,000 options outstanding at the end of 2010.

(7)	Reflects a stock award grant for 8,000 shares made on May 27, 2010 with an aggregate grant date fair value of $222,560 vesting as of the date of grant. In connection with this grant, Mr. Thorin forfeited all unvested stock awards previously granted by Digital River.
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
     Executive Summary
     The goal of our executive compensation program is to attract and retain the strong leadership talent, and to reward our leaders for creating long-term value for our stockholders. Our compensation program is designed to reward sustained financial and operating performance and leadership excellence, align the executives’ long-term interests with those of our stockholders and motivate our executives to remain with the Company for long and productive careers. We believe it combines a competitive mix of cash and equity and short-term and long-term compensation to reinforce a balance between meeting short-term goals and achieving long-term growth.
     As explained in greater detail below, we maintain a strong pay-for-performance philosophy, as evidenced by the fact that a significant portion of each named executive officer’s total compensation is linked to financial performance criteria intended to deliver sustainable business results and drive stockholder value. We think the combination of compensation elements in the program provides the named executive officers with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to deliver strong sustainable performance.
     In establishing the performance criteria for fiscal 2010, we focused on generating new business to offset the loss of revenue due to Symantec Corporation’s decision not to renew its e-commerce agreement with us when it expired on June 30, 2010. At the time Symantec Corporation notified us of its decision in October 2009, it represented approximately 30% of our revenue. Throughout 2010, the Company maintained its financial discipline and strategic focus to replace the attrition of revenue from Symantec Corporation and the corresponding realignment of our cost structure. The Company did so, moreover, in what continues to be a very challenging economic environment. Details regarding the Company’s performance in 2010 are contained in our Annual Report to our stockholders, which we encourage all stockholders to read. Some highlights of that performance, and the value being created for our stockholders, include the following:
•	Our core revenue (excluding Symantec) increased 17%

•	Our stock price increased 27.5%
     We believe the structure of our executive compensation program was a critical factor in aligning the priorities of the Company’s leaders to deliver solid results in 2010, while at the same time providing a strong foundation for continued success. We hope our stockholders will agree and will express their support in voting FOR Proposal 2 in this proxy statement.
     Overview of Compensation Program and Philosophy
     The Compensation Committee bases its executive compensation programs on the same objectives that guide us in establishing all of our compensation programs:
•	Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns, because they are more able to affect our business results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the compensation programs of other employers who compete with us for talent.

•	Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier individual and Company performance. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in Company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to us.

•	Compensation should foster the long-term focus required for success in the e-commerce industry. While all employees receive a mix of both annual and long-term incentives, employees at higher levels have an increasing proportion of their compensation tied to long-term performance because they are in a position to have greater influence on long-term results.
     The above policies guide the Compensation Committee in assessing the proper allocation between long-term compensation, current cash compensation and short-term bonus compensation.
     In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration a number of factors related to our performance, such as our revenue growth, earnings per share, cost discipline and profitability as well as competitive practices among our peer group.
     Our executive compensation program is overseen and administered by the Compensation Committee, which is comprised entirely of independent directors as determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Compensation Committee operates under a written charter adopted by our Board. A copy of the charter is available at http://www.digitalriver.com.
     Compensation Consultant
     The Compensation Committee has the authority to engage its own independent advisors to assist it in carrying out its responsibility. Since 2007, Frederic W. Cook & Co., Inc. (“Cook & Co.”) has been retained by the Compensation Committee to assist with compensation analysis. In 2010, the Compensation Committee engaged Cook & Co. to continue to provide advice on compensation programs. Cook & Co. provides no other compensation or benefit consulting services to us. During fiscal 2010, the independent compensation consultant advised the Compensation Committee on base salaries and annual and long-term incentives for our chief executive officer and chief financial officer. The independent compensation consultant reports to the Compensation Committee rather than to management, although the consultant may meet with management from time-to-time for purposes of gathering information on proposals that management may make to the Compensation Committee. The Compensation Committee is free to replace the independent compensation consultant or hire additional consultants at any time. The independent compensation consultant does not provide any other services to us and receives compensation only with respect to the services provided to the Compensation Committee.
     Role of Executive Management in Compensation Decisions
     The Compensation Committee is responsible for approving the compensation of our named executive officers and reviewing our compensation programs, practices and packages for executives, other employees and directors. The Compensation Committee approves the design of our compensation program, and within the parameters of the program, has authorized Mr. Ronning to make salary adjustments and short-term incentive (bonus) decisions for all employees other than executive officers. In establishing executive compensation, the Compensation Committee takes into consideration information about the performance of the Company and our executive officers provided by our human resources and finance departments, as well as recommendations from the executive officers as to the base salary, annual incentive targets and equity compensation for the executive team and other employees. The Compensation Committee considers management’s recommendations with respect to executive compensation. Mr. Ronning meets with the Compensation Committee to discuss the compensation of other executive officers, but is not present when decisions with respect to his compensation are made.
     Elements of Compensation
     There are three major elements that comprise our compensation program: (i) base salary; (ii) annual incentive opportunities; and (iii) long-term incentives, such as equity awards. We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and annual incentive targets are set with the goal of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our equity programs are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.
     The Compensation Committee reviews the compensation program on an annual basis, including each of the above elements, to ensure that compensation levels remain competitive. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business. We have an employment or severance agreement with each of our named executive officers. The agreements for each of Messrs. Ronning, Donnelly and Crudden are discussed below under the section entitled “Employment and Change of Control Agreements.”
     Key Considerations and Process
     In applying the program objectives and the elements of compensation, the Compensation Committee takes into account the following key considerations and adheres to the following processes:
     Competitive Market Assessment. We conduct a competitive market assessment for each of the primary elements of our executive compensation program. In setting executive compensation levels, the Compensation Committee reviews market data from the following sources:
•	Peer Group Information. The Compensation Committee considers information from the proxy statements of 16 “peer group” public companies with revenues ranging from approximately $68 million to $1.4 billion, with a median revenue of $387 million. The peer group is composed primarily of internet-based companies. The following companies were included in our comparison peer group for our fiscal year 2010:

Comparison Peer Group

Akamai Technologies	Limelight NetWorks	Syntel
Ariba	NetSuite	ValueClick
Art Technology Group	RealNetworks	VeriFone Holdings
GSI Commerce	RightNow Technologies, Inc.	Websense
Imergent	Rovi Corp. (formerly Macrovision)
InfoSpace	Salesforce.com, Inc.
•	Aon-Radford Executive Survey. This survey provides base salary and short-term and long-term incentive information on U.S. high-technology and manufacturing companies. The Compensation Committee considers benchmark information in this survey.

•	Information from Cook & Co. Our Compensation Committee also considers competitive market information provided by Cook & Co., an independent advisor retained by the Compensation Committee. In establishing compensation for fiscal 2011, Cook & Co. compiled and analyzed proxy data from the peer group for our chief executive officer and our chief financial officer.
     Considerations for Mr. Ronning. The Compensation Committee considers the following factors in setting the compensation arrangements for Mr. Ronning:
•	An annual assessment of his performance conducted by our Nominating and Corporate Governance Committee;

•	The financial and strategic results achieved by our Company for the last fiscal year;

•	The financial plans and strategic objectives for the next fiscal year;

•	Other strategic factors critical to the long-term success of our business;

•	The competitive market data identified above; and

•	Guidance from the Compensation Committee’s independent compensation consultant.
     Considerations for Other Named Executive Officers. The Compensation Committee considers the following factors in setting the compensation arrangements for each of the other named executive officers.
•	Mr. Ronning and the Compensation Committee’s assessment of the named executive officer’s individual performance and contributions to our performance for the most recent fiscal year;

•	Our business and financial performance for the most recent fiscal year;

•	The competitive market data identified above applicable to the specific position that the named executive officer holds; and

•	Mr. Ronning’s recommendations regarding compensation levels for the other named executive officers.
     Review of Tally Sheets. On an annual basis (with the most recent version covering 2010 presented in March 2011), management prepares and presents to the Committee tally sheets for each of the named executive officers to provide the Committee the following compensation data:
•	Base salary;

•	Short-term incentive compensation;

•	Long-term incentive compensation;

•	Value of in-the-money stock options, both vested and unvested; and

•	Value of restricted stock grants.
The Compensation Committee reviewed these tally sheets and compared tally sheets for the named executive officers with competitive market data for comparable executives in the peer group to establish compensation for fiscal 2011.
     Base Salary
     Base salary is the fixed portion of executive compensation. For 2011, base salaries for our named executive officers were targeted at the third-quartile level (i.e., less than median) of our peer group. This reflects our philosophy that a significant proportion of the total compensation of our senior executives should be in the form of long-term incentive awards linked to Company performance and stockholder returns. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis and may be changed based on the individual’s performance or a change in competitive pay levels in the marketplace.
     The Compensation Committee reviews with our chief executive officer an annual salary plan for our named executive officers (other than our chief executive officer). The salary plan is modified as deemed appropriate and approved by the Compensation Committee. The annual salary plan is developed by our chief executive officer based on publicly available competitive compensation information on organizations with similar characteristics, such as size, scope of operations, revenue growth and business focus, and on performance judgments as to the past and expected future contributions of the individual executives. Additional factors include levels of responsibility, breadth of knowledge and expertise and prior experience. The Compensation Committee reviews and establishes the base salary of the chief executive officer based on similar competitive compensation data and the Compensation Committee’s assessment of his past performance and its expectation as to his future contributions in directing our long-term success.
     We pay a base salary to help us attract and retain talented executives. The amount of annualized base salary and year-over-year increase for each of the named executive officers for fiscal 2010 and 2011 is set forth in the following table:
Base Salary Table

	Fiscal Year	Fiscal Year
Named Executive Officer	2010	2011
Joel A. Ronning	$450,000	$450,000
Thomas M. Donnelly	$300,000	$360,000
Kevin L. Crudden	$250,000	$275,000
     Annual Incentive Opportunities
     In 2008, our stockholders approved the 2008 Performance Bonus Plan (the “Performance Plan”). The Performance Plan is a component of our overall strategy to pay our employees for delivering measurable results. The purposes of the Performance Plan are to motivate senior executives by tying compensation to performance, to reward exceptional performance that supports our overall objectives and to attract and retain top-performing senior executives.
     In March 2010, the Compensation Committee established performance goals for 2010 for the named executive officers under the terms of the Performance Plan as well as target bonuses for each of them for fiscal 2010. For fiscal 2010, each named executive officer’s cash bonus opportunity was based upon the achievement of performance criteria relating to 2010 full-year revenue and operating income, and 2010 fourth quarter revenue and operating income. The Compensation Committee believed that providing incentives to management to optimize revenues while maintaining prudent management of gross margins and operating expenses in 2010 would promote our long-term value. The 2010 goals included criteria based on fourth quarter revenue and operating income to address our focus on generating new business to offset the loss of revenue due to Symantec Corporation’s decision to not renew its e-commerce agreement with us when it expired on June 30, 2010. The fiscal 2010 weightings of the performance criteria were as follows: 37.5% 2010 full-year revenue, 37.5% 2010 full-year operating income. In the case of Messrs. Ronning and Donnelly, the remaining 2010 performance criteria were as follows: 12.5% 2010 fourth quarter revenue and 12.5% 2010 fourth quarter operating income. In the case of Mr. Crudden, the remaining 2010 performance criteria were as follows: 6.25% 2010 fourth quarter revenue, 6.25% 2010 fourth quarter operating income and 12.5% personal management objectives.
     Bonuses paid to our named executive officers under the Performance Plan for fiscal year 2010 were:

		Percentage of Bonus
Named Executive Officer	Amount	Potential
Joel A. Ronning	$483,820	86%
Thomas M. Donnelly	$258,038	86%
Kevin L. Crudden	$112,594	90%

     In March 2011, the Compensation Committee established performance goals for 2011 for the named executive officers under the terms of the Performance Plan as well as target bonuses for each of them for fiscal 2011. For fiscal 2011, each named executive officer’s cash bonus opportunity is based upon the achievement of performance criteria relating to 2011 full-year revenue and operating income, and 2011 fourth quarter revenue by each of our consumer electronics and payments business units. The Compensation Committee believes that providing incentives to management to optimize revenue while maintaining prudent management of gross margins and operating expenses in 2011 will promote our long-term value. The fiscal 2011 weightings of the performance criteria are as follows: 45% 2011 full-year revenue, 30% 2011 full-year operating income, 12.5% 2011 fourth quarter revenue by the consumer electronics business unit and 12.5% 2011 fourth quarter revenue by the payments business unit.
     Target bonuses for our named executive officers under the Performance Plan for fiscal year 2011 are as follows:

Named Executive	Target as a Percent of
Officer	Base Salary	Target in Dollars
Joel A. Ronning	200%	$900,000
Thomas M. Donnelly	150%	$540,000
Kevin L. Crudden	75%	$206,250
The amount of bonus earned will be based on how our actual financial performance compares to our operating plan for 2011 with respect to each of the performance criteria. If we meet our operating plan, the named executive officers will earn approximately 80% of their target bonuses. For the named executive officers to achieve 100% of their target bonuses, our revenue and operating income must exceed our operating plan. If our financial performance significantly exceeds our operating plan, the bonuses earned by the named executive officers could exceed the target bonuses indicated above.
     Long-Term Incentive Compensation
     Long-term equity incentives are provided through grants of performance shares or restricted stock to executive officers and other employees pursuant to the terms and conditions of our stockholder-approved 2007 Plan. The stock component of compensation is intended to retain and motivate employees to grow long-term stockholder value. Initial grants of restricted stock are generally made to eligible employees upon commencement of employment. Following the initial hire, additional equity incentive grants may be made to participants pursuant to a periodic grant program or following a significant change in job responsibilities, scope or title. Stock options under the 2007 Plan generally vest over a four-year period and expire ten years from the date of grant. Stock options are granted at fair market value on the date of grant and have value only if our stock price increases. Grants of restricted stock generally vest over a four-year period, and may also include provisions for forfeiture of a portion of the grant if specified performance criteria are not met. The Compensation Committee believes this element of the total compensation program directly links the executive’s interests with those of our stockholders and our long-term performance.
     The Compensation Committee establishes the number of shares subject to, and terms of, restricted stock awards granted under the 2007 Plan to the named executive officers. The Compensation Committee encourages executives to build an ownership investment in our common stock. Outstanding performance by an individual executive officer is recognized through larger equity grants.
     As an integral component of its long-term strategic planning process, the Compensation Committee evaluates a number of factors impacting its employee compensation philosophy, including our stage of growth, competitive environment, business complexity and market opportunity. One of the key conclusions from this analysis is that Digital River continues to operate in a high-growth environment that is subject to rapid change, complexity and a multitude of business risks. To continue our record of success in this challenging environment, we believe that our compensation practices must remain competitive with practices of peer group companies with similar growth rates and long-term opportunities.
     The Compensation Committee has granted equity awards at its scheduled meetings. Grants approved during scheduled meetings become effective and are priced as of the date of approval. Grants to new hires are approved by the Compensation Committee on the first trading day of the month after the month of hire and are priced as of the date of approval. Under the 2007 Plan, all stock option grants have a per share exercise price equal to the fair market value of our common stock on the grant date. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material non-public information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material non-public information based on equity award grant dates. Equity compensation awards typically vest over a four-year period.
     The Compensation Committee believes that our ability to attract, retain and motivate key executives is critical to achieving strategic goals, which in turn helps build long-term value. The number of options and restricted stock awards the Compensation Committee grants to each named executive officer and the vesting schedule for each grant is determined based on a variety of factors, including market data collected regarding the equity grant ranges for peer companies as well as the performance rating each executive is given by Mr. Ronning. Mr. Ronning assigns a performance rating to each member of the executive team that reports to him based on a number of factors, including the individual’s accomplishments during the prior fiscal year and over the course of his or her service with us. These performance ratings are taken into consideration in the determination of equity grant proposals for the named executive officers which Mr. Ronning recommends to the Compensation Committee for consideration.
     In 2009, 2010 and 2011, the Compensation Committee has granted only performance stock awards to our named executive officers and has granted only restricted stock awards to our other senior management employees. During this time the Company has not granted any stock options to the named executive officers and the senior management employees. The awards granted to the named executive officers provide that specified performance criteria must be met in order to earn the shares, which are then subject to a four-year vesting schedule. The Compensation Committee believes this philosophy links the interests of the named executive officers to Company performance and stockholder returns, and provides a strong retention value. In March 2010, the Compensation Committee approved a grant of 185,000 performance-based shares to Mr. Ronning, a grant of 55,000 performance-based shares to Mr. Donnelly, and a grant of 31,500 performance-based shares to Mr. Crudden. In February 2011, the Compensation Committee determined that the Company met approximately 91% of the performance goals established in March 2010. Accordingly, Messrs. Ronning, Donnelly and Crudden earned 168,138, 49,987 and 27,266 performance-based shares, respectively, which will vest over four years commencing on the date of grant. The remaining performance shares subject to these grants were forfeited.
     In March 2011, the Compensation Committee approved a grant of 151,000 performance-based shares to Mr. Ronning, a grant of 55,000 performance-based shares and 10,000 restricted shares to Mr. Donnelly, and a grant of 20,000 performance-based shares to Mr. Crudden. These grants were made based upon a review of equity grants to similarly situated executives in peer companies. The performance-based shares will be earned based on our achievement of certain performance requirements in fiscal 2011 (revenue, operating income and net income). Upon achievement of those requirements, the shares that are earned will vest over four years commencing on the date of grant. If the performance goals for fiscal year 2011 are not attained, then the performance-based shares will either be forfeited or the number of performance-based shares will be adjusted downward in proportion to the goals achieved. Other senior management employees received restricted stock grants which are subject to a four-year vesting schedule.
     Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs
     We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all of our employees are eligible to receive matching contributions that are subject to vesting over time. The matching contribution for the 401(k) Plan for the year ended December 31, 2010 was $0.50 for each dollar of each participant’s pretax contributions. We do not provide defined benefit pension plans or defined contribution retirement plans to our named executive officers or other employees other than the 401(k) Plan.
     We also offer a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, employee assistance and certain other benefits. Many employees also are eligible for variable pay under sales incentive plans, profit sharing programs and/or the incentive arrangements described above.
     The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.
     On an annual basis, we benchmark our overall benefits programs, including our 401(k) Plan, against our peer group.
     In 2010, we paid $10,894.63 in car benefits on behalf of Mr. Ronning as well as a matching contribution under the 401(k) Plan. Messrs. Donnelly and Crudden did not receive any perquisites in fiscal 2010 other than matching contributions under the 401(k) Plan.
     Stock Ownership Guidelines
     The Compensation Committee has adopted stock ownership guidelines for the named executive officers to more closely align the interests of such persons with those of our stockholders. The guidelines provide that named executive officers should maintain an investment in Digital River common stock equal to three times their annual base salary (five times in the case of the Chief Executive Officer).
     Compensation of Chief Executive Officer
     The compensation of Mr. Ronning, our chief executive officer, consists of all three of the above-described components. The Compensation Committee believes that the compensation awarded to Mr. Ronning should reflect our overall performance and, accordingly, for the year ended December 31, 2010, the Compensation Committee used a number of factors and criteria to determine Mr. Ronning’s compensation, including our ability to achieve non-Symantec core revenue growth and manage operating expenses.
     In March 2011, the Compensation Committee determined not to change Mr. Ronning’s base salary of $450,000. In relation to our peer group, Mr. Ronning’s base salary is below the median for the chief executive officers.
     Based upon our overall performance in 2010 as well as Mr. Ronning’s leadership of our management team throughout the year, a bonus of $483,820 was approved to Mr. Ronning in March 2011. In assessing this bonus, the Compensation Committee considered our financial performance in 2010 as well as the achievement of various objectives by Mr. Ronning, including the management of the Company through the transition of the loss of the Symantec relationship.
     The Compensation Committee reviewed market data to determine whether to grant Mr. Ronning equity incentives. Based on Mr. Ronning’s 2010 performance, in March 2011, the Compensation Committee determined to grant him a performance-based stock grant of 151,000 shares. Since we did not meet the corporate performance criteria for fiscal 2010, Mr. Ronning forfeited 16,862 of the performance shares granted in 2010. The Compensation Committee believes that Mr. Ronning’s compensation is comparable to that received by the chief executive officers of those companies in the peer group.
     The Compensation Committee believes that the elements of Mr. Ronning’s compensation program align with the interests of stockholders. A significant portion of his total compensation, including annual incentive compensation and equity-based compensation, is performance-based. In establishing the performance criteria for fiscal 2011 under the Performance Plan and the performance-based share awards, the Compensation Committee has taken into consideration our focus on generating new business generally and with a specific focus in our consumer electronics business unit and payments business unit. The Compensation Committee believes Mr. Ronning’s compensation program provides an incentive for him to guide the Company’s growth and diversification efforts.
     For 2011, Mr. Ronning’s compensation pursuant to his employment agreement, described in more detail below, consists of a base salary of $450,000. Mr. Ronning may also receive a cash incentive pursuant to the Performance Plan described above under “Annual Incentive Opportunities.” In addition, Mr. Ronning was granted 151,000 performance-based shares as described above under “Long-Term Incentive Compensation.”
     Severance and Change of Control Agreements
     Severance Pay Arrangements. We have an employment agreement with each of Messrs. Ronning and Donnelly and a Severance and Change of Control Agreement with Mr. Crudden that contain severance pay arrangements. The severance provisions of these agreements are designed to provide clarity with respect to the rights and obligations of the parties upon the termination of employment with us. The terms of these agreements are described below.
     Change in Control Arrangements. If a change in control of our Company were to occur, the Compensation Committee believes that it is in the best interests of stockholders to ensure the retention of key executives to facilitate an orderly transition. For this reason, the agreements with Messrs. Ronning, Donnelly and Crudden contain change in control provisions. These agreements reduce the risk of losing key management personnel that may occur during a critical period of a potential or actual change in control of our Company. These provisions are separate from the severance provisions identified above but would not allow an executive to obtain duplicative severance benefits upon termination of employment.
     The change in control provisions contain a “double trigger” severance provision, which means that, in order to receive severance benefits, an executive’s employment must be terminated within a specified period following a change in control. The Compensation Committee believes that a double trigger design is more appropriate for severance benefits than the single trigger design as it prevents payments in the event of a change in control where the executive continues to be employed without an adverse effect on compensation, role and responsibility or job location. Additional details about these agreements are described below.
     The levels of severance pay and benefits that would be provided under our severance pay arrangements and practices are competitive with the practices of other companies in our industry. Our Compensation Committee believes that they are important elements of a total compensation program to attract and retain senior executives. The peer group data also indicates that the other terms and conditions of our change in control severance pay plan are consistent with the design provisions and benefit levels of similar plans at other companies for which we compete for executive talent.
     Joel A. Ronning
     Effective as of February 28, 2007, we entered into an employment agreement with Joel A. Ronning, our chief executive officer, which superseded his prior employment agreement. The term of the employment agreement is two years with automatic one-year renewals if the agreement is not terminated prior to the end of the initial two year period (the “Expiration Date”) (as extended in connection with any renewed term).
     In the event of Mr. Ronning’s termination by Digital River for any reason except upon his retirement, death or disability or for cause, and including, without limitation, our failure to renew his employment agreement, or upon Mr. Ronning’s voluntary termination following failure to reappoint Mr. Ronning as our chief executive officer, a material change in his function, duties or responsibilities without his consent that would cause Mr. Ronning’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Ronning’s principal place of employment by more than thirty miles, or a material breach of his employment agreement, or upon Mr. Ronning’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River, he will be entitled to termination payments equal to his base salary at the time of termination plus the average of his annual bonus amount for the prior three years, as well as a continuation of certain employee benefits for a period of 12 months. Mr. Ronning’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code. In addition, any unvested Equity Incentives held by Mr. Ronning will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 120 days following his termination of employment (unless sooner terminated in connection with a change of control transaction). In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code. Mr. Ronning also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.
     In the event of Mr. Ronning’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal to the Board’s good faith estimate of the bonus Mr. Ronning would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Ronning’s bonuses for the three most recent years. In the event that we terminate Mr. Ronning following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.

     Thomas M. Donnelly
     Effective as of March 16, 2011, and in conjunction with his promotion to President of the Company, we entered into an employment agreement with Thomas M. Donnelly, which superseded his prior change of control and severance agreement. The term of the employment agreement is two years with automatic one-year renewals if the agreement is not terminated prior to the end of the initial two year period (the “Expiration Date”) (as extended in connection with any renewed term).
     In the event of Mr. Donnelly’s termination by Digital River for any reason except upon his retirement, death or disability or for cause, and including, without limitation, our failure to renew his employment agreement, or upon Mr. Donnelly’s voluntary termination following failure to reappoint Mr. Donnelly as our President, a material change in his function, duties or responsibilities without his consent that would cause Mr. Donnelly’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Donnelly’s principal place of employment by more than thirty miles, or a material breach of his employment agreement, or upon Mr. Donnelly’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River, he will be entitled to termination payments equal to his base salary at the time of termination plus the average of his annual bonus amount for the prior three years, as well as a continuation of certain employee benefits for a period of 12 months. Mr. Donnelly’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code. In addition, any unvested Equity Incentives held by Mr. Donnelly will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 120 days following his termination of employment (unless sooner terminated in connection with a change of control transaction). In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code. Mr. Donnelly also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.
     In the event of Mr. Donnelly’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal to the Board’s good faith estimate of the bonus Mr. Donnelly would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Donnelly’s bonuses for the three most recent years. In the event that we terminate Mr. Donnelly following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.
     Kevin L. Crudden
     Effective as of March 4, 2008, we entered into a change of control and severance agreement with Kevin L. Crudden, our vice president and general counsel. In the event of Mr. Crudden’s termination by Digital River for any reason except upon his retirement, death or disability or for cause, or upon Mr. Crudden’s voluntary termination following a material change in his function, duties or responsibilities without his consent that would cause Mr. Crudden’s position to become one of lesser responsibility, importance, or scope, relocation of Mr. Crudden’s principal place of employment by more than thirty miles, or a material breach of his change of control and severance agreement, or upon Mr. Crudden’s voluntary (as described above) or involuntary termination of employment following a change of control of Digital River, he will be entitled to termination payments equal to his base salary at the time of termination, as well as a continuation of certain employee benefits for a period of 12 months. Mr. Crudden’s cash severance is paid in one lump sum payment at least six months following his termination of employment, in accordance with Section 409A of the Internal Revenue Code. In addition, any unvested Equity Incentives held by Mr. Crudden will immediately vest and become exercisable and any unexercised stock options will remain exercisable for 90 days following his termination of employment (unless sooner terminated in connection with a change of control transaction). In the event of a change of control, such payments and benefits may be reduced if any payment or benefit would be subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code. Mr. Crudden also has agreed not to compete with Digital River in countries or territories where we conduct our business for a period of 12 months following his voluntary or involuntary termination as described above.
     In the event of Mr. Crudden’s death, we will award to his beneficiaries a pro-rated bonus, in an amount equal to the Board’s good faith estimate of the bonus Mr. Crudden would have earned in the year of his death; provided, however, that the good faith estimate of the bonus will be at least equal to the average of Mr. Crudden’s bonuses for the three most recent years. In the event that we terminate Mr. Crudden following his permanent disability, we will continue to provide him with term life insurance and medical insurance benefits for a period of one year.

     See the table on page 40 of this proxy statement for more information related to the severance benefits for each of Messrs. Ronning, Donnelly and Crudden.
     Accounting and Tax Considerations
     In designing its compensation programs, the Compensation Committee takes into consideration the accounting and tax effect that each element of compensation will or may have on us and the executive officers and other employees as a group. We recognize a charge to earnings for financial accounting purposes when either stock options or restricted stock awards are granted.
     Digital River is limited by Section 162(m) of the Code to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to certain named executive officers in a taxable year. Compensation above $1,000,000 may be deducted if it meets certain technical requirements to be classified as “performance-based compensation.” Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the Compensation Committee believes it to be in our best interests and the best interests of our stockholders.
     The Compensation Committee believes that the compensation programs described above provide compensation that is competitive with our peer group, link executive and stockholder interests, and provide a means for us to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, our performance and stockholder value as a basis for determining our ongoing compensation policies and practices.
     Compensation Committee Interlocks and Insider Participation
     During fiscal year 2010, the Compensation Committee was composed of two non-employee directors: Messrs. Steenland and Madison. No current member of the Compensation Committee is or has ever been one of our officers or employees, or has had any relationship with us that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves, or in the past fiscal year has served, on the board of directors or as a member of a compensation committee of any entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
     Compensation Committee Report
     The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2010. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our proxy statement for our 2011 Annual Meeting of stockholders.
     This report is submitted by the Compensation Committee.
Compensation Committee
Douglas M. Steenland, Chairman
Thomas F. Madison

Summary of Compensation
     The following table shows for the fiscal years ended December 31, 2010, 2009 and 2008, compensation awarded or paid to, or earned by, our principal executive officer, principal financial officer and vice president and general counsel (the “named executive officers”). We did not have any other executive officers in 2010.
Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus ($)	Awards ($)	Awards ($)	Compensation	Compensation
Position	Year	($)	(1)	(2)	(3)	($)(4)	($)		Total ($)

Joel A. Ronning	2010	$450,000	—	$4,613,715	—	$483,820	$19,144	(7)	$5,566,679
Chief Executive Officer	2009	$450,000	—	$4,532,400	—	$356,484	$9,838	(5)	$5,348,722
	2008	$450,000	—	$796,000	$1,369,160	$361,856	$22,375	(6)	$2,999,391

Thomas M. Donnelly	2010	$300,000	—	$1,371,645	—	$258,037	$8,250	(8)	$1,937,932
Chief Financial Officer	2009	$300,000	—	$2,266,200	—	$190,125	$8,250	(8)	$2,764,575
	2008	$300,000	—	$716,400	$480,263	$192,990	$7,750	(9)	$1,697,403

Kevin L. Crudden	2010	$250,000	—	$748,170	—	$112,594	$8,250	(8)	$1,119,014
Vice President &	2009	$250,000	—	$1,133,100	—	$79,218	$8,250	(8)	$1,470,568
General Counsel	2008	$245,961	$10,000	$254,720	$106,725	$80,412	$7,750	(9)	$705,568

(1)	The amounts in this column are the 2010, 2009 and 2008 discretionary bonuses paid in March 2011, 2010 and 2009, respectively, based on the executive’s and Digital River’s performance in that fiscal year.

(2)	Pursuant to SEC rules, the amounts in the Stock Awards column reflect the aggregate grant date fair value of performance-based share awards approved by the Compensation Committee during the 2010, 2009 and 2008 fiscal years based on the probable outcome of the performance conditions under the awards, excluding the impact of estimated forfeitures related to service-based vesting conditions. The fair value of the award is calculated using the closing price of Digital River’s stock on the date of grant in accordance with FASB ASC Topic 718, Stock Compensation. For additional information on the valuation assumptions for the stock awards, refer to note 6, Stock-Based Compensation, in the Digital River, Inc. financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC. The amounts listed in this column reflect the estimated value of the award at the grant date. In February 2011, the Compensation Committee determined that Digital River met 91% of the performance goals established in March 2010, and accordingly Messrs. Ronning, Donnelly and Crudden earned 168,138, 49,987 and 27,266 performance-based shares from the 2010 stock award grants, respectively, which will vest over four years commencing on the date of grant. The remaining shares of restricted stock subject to the 2010 grants were forfeited. In February 2010, the Compensation Committee determined that Digital River met 86% of the performance goals established in March 2009, and accordingly Messrs. Ronning, Donnelly and Crudden earned 154,935, 77,468 and 38,735 performance-based shares from the 2009 stock award grants, respectively, which will vest over four years commencing on the date of grant. The remaining shares of restricted stock subject to the 2009 grants were forfeited. The 2008 performance-based share awards listed in this column were forfeited in their entirety as a result of the Compensation Committee’s determination that Digital River did not meet the performance goals established in March 2008.

(3)	The amounts in the Option Awards column reflect the aggregate grant date fair value of awards granted during the 2008 fiscal year, in accordance with FASB ASC Topic 718, for option awards. No stock options were awarded to named executive officers in 2010 or 2009. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions for the stock option grants, refer to note 6, Stock-Based Compensation, in the Digital River, Inc. financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(4)	The amount reported in this column for the 2008, 2009 and 2010 fiscal years include payments made for the applicable year under the 2008 Performance Bonus Plan.

(5)	This amount consists of (a) Digital River’s matching contribution of $8,250 under our tax qualified 401(k) Plan and (b) $1,588 in Company car expense which we paid on Mr. Ronning’s behalf.

(6)	This amount consists of (a) Digital River’s matching contribution of $7,750 under our tax qualified 401(k) Plan and (b) $14,625 in Company car expense which we paid on Mr. Ronning’s behalf.

(7)	This amount consists of (a) Digital River’s matching contribution of $8,250 under our tax qualified 401(k) Plan and (b) $10,894 in Company car expense which we paid on Mr. Ronning’s behalf.

(8)	This amount is Digital River’s matching contribution of $8,250 under our tax qualified 401(k) Plan.

(9)	This amount is Digital River’s matching contribution of $7,750 under our tax qualified 401(k) Plan.

Grants Of Plan-Based Awards
     The following table shows all plan-based awards granted to the named executive officers during fiscal year 2010. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End Table on the following page.
Grants of Plan-Based Awards
For Fiscal Year 2010

									All Other
									Option
		Estimated Possible Payouts			Estimated Possible Payouts			All Other Stock	Awards:	Exercise or	Grant Date
		Under Non-Equity			Under Equity			Awards: Number	Number of	Base Price	Fair Value of
		Incentive Plan Awards (1)			Incentive Plan Awards (2)			of Securities	Securities	of Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Underlying	Awards	Option Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Options (#)	Options (#)	($/share)	($) (3)
Joel A. Ronning	3/3/2010	$—	$562,500	$1,125,000	—	166,500	185,000	—	—	$—	$4,613,715

Thomas M. Donnelly	3/3/2010	$—	$300,000	$300,000	—	49,500	55,000	—	—	$—	$1,371,645

Kevin L. Crudden	3/3/2010	$—	$125,000	$125,000	—	27,000	31,500	—	—	$—	$748,170

(1)	These columns show the threshold, target, and maximum payouts for 2010 performance under the 2008 Performance Bonus Plan. There is no minimum amount payable under the 2008 Performance Bonus Plan and a maximum payout of 200% of target for Mr. Ronning, and 100% of target for Messrs. Donnelly and Crudden. The target criteria for Messrs. Ronning, Donnelly and Crudden are described in the section titled “Annual Incentive Opportunities” in the Compensation Discussion and Analysis. The bonus payment for 2010 performance has been paid based upon the metrics described, at 86% of target for Messrs. Ronning and Donnelly, and 90% of target for Mr. Crudden, and is shown in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	These columns show the threshold, target, and maximum payouts, as performance-based shares, for 2010 performance. There is no minimum amount of performance-based shares to which the named executive officers are entitled, and a maximum entitlement of 100% of target. The actual number of performance-based shares received by the named executive officers is determined by the attainment of performance goals related to revenue, operating income and earnings per share. Received shares will vest 25% on the first anniversary of the date of grant, and 25% thereafter on the second, third and fourth anniversaries of the date of grant. Based on the Compensation Committee’s determination in February 2011, Messrs. Ronning, Donnelly and Crudden received 168,138, 49,987 and 27,266 performance-based shares, respectively, and the remaining performance-based shares subject to the 2010 grants were forfeited.

(3)	This column shows the full grant date fair value of performance-based share awards under FASB ASC Topic 718 granted to the named executives in 2010. For performance-based share awards the fair value is calculated using the closing price of Digital River stock on the grant date of $27.71. For additional information on the valuation assumptions, refer to note 6 of the Digital River financial statements in the Form 10-K for the year ended December 31, 2010, as filed with the SEC.
     For a discussion of the element of pay in this table see the Compensation Discussion and Analysis section starting on page 26 of this proxy statement.

Outstanding Equity Awards
     The following table provides a summary of equity awards outstanding at December 31, 2010, for each of our named executive officers.
2010 Outstanding Equity Awards at Year End

	Option Awards							Stock Awards
													Equity
					Equity							Equity	Incentive Plan
					Incentive							Incentive Plan	Awards:
					Plan							Awards:	Market or
					Awards:			Number of		Market		Number of	Payout Value
		Number of	Number of		Number of			Shares or		Value of		Unearned	of Unearned
		Securities	Securities		Securities			Units of		Shares or		Shares, Units	Shares, Units
		Underlying	Underlying		Underlying			Stock		Units of		or Other	or Other
		Unexercised	Unexercised		Unexercised	Option	Option	That Have		Stock That		Rights That	Rights That
	Grant	Options (#)	Options (#)		Unearned	Exercise	Expiration	Not		Have Not		Have Not	Have Not
Name	Date	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		Vested ($)		Vested (#)	Vested ($)
Joel A. Ronning	2/8/2002	102,217	—		—	$13.92	2/8/2012	—		$—		—	$—
	2/8/2002	7,183	—		—	$13.92	2/8/2012	—		$—		—	$—
	2/13/2003	106,400			—	$10.50	2/13/2013	—		$—		—	$—
	2/9/2004	110,898	—		—	$22.98	2/9/2014	—		$—		—	$—
	2/9/2004	8,702	—		—	$22.98	2/9/2014	—		$—		—	$—
	2/10/2006	183,200	—		—	$35.11	2/10/2016	—		$—		—	$—
	2/28/2007	93,750	6,250	(1)	—	$55.39	2/28/2017	—		$—		—	$—
	2/28/2007	—	—		—	—	—	6,250	(2)	$215,125	(3)	—	$—
	3/4/2008	68,750	31,250	(4)	—	$31.84	3/4/2018	—		$—		—	$—
	3/5/2009	—	—		—	—	—	116,201	(5)	$3,999,638	(3)	—	$—
	3/3/2010	—	—		—	—	—	185,000	(6)	$6,367,700	(3)	—	$—

Thomas M. Donnelly	2/10/2005	50,000	—		—	$30.69	2/10/2015	—		$—		—	$—
	6/15/2005	25,000	—		—	$28.75	6/15/2015	—		$—		—	$—
	2/10/2006	10,000	—		—	$35.11	2/10/2016	—		$—		—	$—
	2/28/2007	75,000	5,000	(1)	—	$55.39	2/28/2017	—		$—		—	$—
	2/28/2007	—	—		—	—	—	5,000	(2)	$172,100	(3)	—	$—
	3/4/2008	30,937	14,063	(4)	—	$31.84	3/4/2018	—		$—		—	$—
	3/5/2009	—	—		—	—	—	58,100	(5)	$1,999,802	(3)	—	$—
	3/3/2010	—	—		—	—	—	55,000	(6)	$1,893,100	(3)	—	$—

Kevin L. Crudden	1/3/2006	40,000	—		—	$29.75	1/3/2016	—		$—		—	$—
	2/28/2007	5,400	360	(1)	—	$55.39	2/28/2017	—		$—		—	$—
	2/28/2007	—	—		—	—	—	360	(2)	$12,391	(3)	—	$—
	3/4/2008	6,875	3,125	(4)	—	$31.84	3/4/2018	—		$—		—	$—
	3/5/2009	—	—		—	—	—	29,051	(5)	$999,935	(3)	—	$—
	3/3/2010	—	—		—	—	—	31,500	(6)	$1,084,230	(3)	—	$—

(1)	The shares vest 6.25% quarterly, starting on May 31, 2007.

(2)	The shares vest 25% annually, starting on February 29, 2008.

(3)	The market value of stock awards is based on the closing market price of Digital River stock as of December 31, 2010, which was $34.42.

(4)	The shares vest 6.25% quarterly, starting on June 4, 2008.

(5)	The shares vest 25% annually, starting on March 5, 2010.

(6)	The shares vest 25% annually, starting on March 3, 2011.

Option Exercises and Stock Vested
2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of	Shares
	Shares	Value	Shares	Withheld to	Value
	Acquired on	Realized on	Acquired on	Cover Taxes	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	(#)	Vesting ($)
Joel A. Ronning	86,682	$2,823,623	30,182	14,802	$1,289,148
Thomas M. Donnelly	—	—	18,076	8,792	$754,097
Kevin L. Crudden	—	—	7,532	3,762	$320,788
Change of Control and Severance Benefits
Involuntary Termination other than Death, Disability, or Retirement; Certain Voluntary Terminations — Including Termination following a Change of Control
     The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon a termination of the employment of our named executive officers. The table assumes termination on December 31, 2010 and payment of such termination obligations within a reasonable time thereafter.

				Continued
Name	Salary	Bonus	Equity acceleration	benefits	Total
Joel A. Ronning	$450,000	$400,720	$16,996,475	$10,435	$17,857,630
Thomas M. Donnelly	$300,000	—	$4,509,352	$10,435	$4,819,787
Kevin L. Crudden	$250,000	—	$2,309,157	$10,510	$2,569,667
Termination upon Death
     The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon death of our named executive officers.

Name	Bonus	Total
Joel A. Ronning	$400,720	$400,720
Thomas M. Donnelly	$213,718	$213,718
Kevin L. Crudden	$94,075	$94,075
Termination upon Disability
     The following table sets forth our lump-sum payment obligations under the Executive Severance Agreements upon disability of our named executive officers.

		Continued
Name	Bonus	benefits	Total
Joel A. Ronning	$400,720	$10,435	$411,155
Thomas M. Donnelly	$213,718	$10,435	$224,153
Kevin L. Crudden	$94,075	$10,510	$104,585
     For a discussion of the change of control and severance benefits set forth in the tables above, see page 33 of this proxy statement entitled “Severance and Change of Control Agreements.”

Equity Compensation Plan Information
     The following table summarizes information with respect to options and other equity awards under our equity compensation plans as of December 31, 2010:
Equity Compensation Plan Information

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities	Weighted-average	Future Issuance under
	to be issued upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding Options,	Plans (Excluding
	Outstanding Options,	Warrants and Rights	Securities Reflected in
Plan Category	Warrants and Rights	(1)	Column (a))
Equity Compensation Plans Approved by Security Holders	3,892,471 (2)	$33.53	1,851,011 (3)

Equity Compensation Plans Not Approved by Security Holders (4)	375	$0.00	34,608

Total	3,892,846	$33.53	1,885,619

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock, which have no exercise price.

(2)	Includes 1,541,845 shares of our common stock to be issued upon exercise of outstanding stock options and 41,651 restricted stock granted and unvested under the 1998 Plan; and includes 395,118 shares of our common stock to be issued upon exercise of outstanding stock options and 1,913,857 restricted stock granted and unvested under the 2007 Plan.

(3)	Includes 1,711,619 shares of our common stock available for issuance under the 2007 Plan, and 139,392 shares of our common stock available for issuance under the 2000 Employee Stock Purchase Plan. In accordance with plan provisions, any option granted under the 1998 Plan and 2007 Plan will reduce the available number of shares on a one-to-one basis and any share award granted will reduce the available number of shares on a three-to-two basis.

(4)	Our Inducement Equity Incentive Plan (the “Inducement Plan”), which was in effect as of December 31, 2005, and was the only equity compensation plan not approved by security holders, was adopted by the Board in 2005 in connection with an acquisition. A total of 87,500 restricted shares of Company stock were initially reserved for issuance under the Inducement Plan. During 2010, 375 shares vested.
Policies and Procedures with Respect to Related-Party Transactions
     The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related-party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related-party transactions. The Audit Committee, all of whom are independent directors, must review and approve all related-party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules.
     We have policies and procedures regarding the review and approval of related-party transactions. The policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by our policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which we participate and the amount involved exceeds $120,000, and a director or executive officer of the Company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ or executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.
     In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Conduct and Ethics. Under the Code of Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Our Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.
     All related-party transactions shall be disclosed in our applicable filings with the Securities and Exchange Commission as required under SEC rules.
HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are Digital River stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, Digital River, Inc., 9625 West 76th Street, Eden Prairie, Minnesota 55344 or contact our Investor Relations department at (952) 253-1234. We will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their broker.
OTHER MATTERS
     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Kevin L. Crudden
Kevin L. Crudden
Secretary

Eden Prairie, Minnesota
April 19, 2011
     A copy of the 2010 Annual Report to Stockholders accompanies this proxy statement. Our annual report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, is available at no charge to stockholders upon written request to us at Investor Relations, Digital River, Inc., 9625 West 76th Street, Eden Prairie, Minnesota 55344. Copies also may be obtained without charge through Digital River’s website at www.digitalriver.com, as well as the SEC’s website at www.sec.gov.

APPENDIX A
Digital River, Inc.
Amended and Restated
2007 Equity Incentive Plan
Initially Adopted: April 4, 2007
Initially Approved by Stockholders: May 31, 2007
Amended and Restated: March 5, 2009
Amendments Approved by Stockholders: May 28, 2009
Amended: March 16, 2011
Submitted to Stockholders for Approval: June 2, 2011
1. Purposes.
     (a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are Employees, Directors and Consultants.
     (b) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in the value of the Common Stock through the granting of the following types of awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) Restricted Stock Awards; (iv) Restricted Stock Units Awards; and (v) Performance Shares.
     (c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group, to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates, and to align the interests of such persons with the interests of the Company’s stockholders.
2. Definitions.
     (a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
     (b) “Board” means the Board of Directors of the Company.
     (c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 12(a).
     (d) “Cause” means any (i) willful breach of any agreement entered into with the Company; (ii) misappropriation of the Company’s property, fraud, embezzlement, breach of fiduciary duty, other acts of dishonesty against the Company; (iii) conviction of any felony or crime involving moral turpitude; or (iv) other act as determined by the Board in its discretion.

     (e) “Code” means the Internal Revenue Code of 1986, as amended.
     (f) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with Section 3(c).
     (g) “Common Stock” means the common stock of the Company.
     (h) “Company” means Digital River, Inc., a Delaware corporation.
     (i) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.
     (j) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a Consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence agreement.
     (k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
          (i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;
          (ii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
          (iii) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

     (l) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.
     (m) “Director” means a member of the Board.
     (n) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.
     (o) “Employee” means any person employed by the Company or an Affiliate. Service as a Director or payment of a director’s fee by the Company for such service or for service as a member of the Board of Directors of an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.
     (p) “Entity” means a corporation, partnership or other entity.
     (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary, (B) any employee benefit plan of the Company or any Subsidiary or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.
     (s) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
          (i) If the Common Stock is listed on any established stock exchange, the Fair Market Value of a share of Common Stock, unless otherwise determined by the Board, shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination (or, if such day of determination does not fall on a market trading day, then the last market trading day prior to the date of determination), as reported in The Wall Street Journal or such other source as the Board deems reliable.
          (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.
     (t) “Full Value Award” means a Stock Award that does not provide for full payment in cash or property by the Participant.
     (u) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

     (v) “Non-Employee Director” means a Director who either (i) is not currently an employee or officer of the Company or its parent or a subsidiary, does not receive compensation, either directly or indirectly, from the Company or its parent or a subsidiary, for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
     (w) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
     (x) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
     (y) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.
     (z) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
     (aa) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation”, and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
     (bb) “Own,” “Owned,” “Ownership.” A person or Entity shall be deemed to “Own,” to have “Owned,” or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
     (cc) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
     (dd) “Performance Share” means a Stock Award denominated in shares of Common Stock equivalents granted pursuant to Section 7(c) that may be earned in whole or in part based upon attainment of performance objectives established by the Board pursuant to Section 8.
     (ee) “Performance Share Agreement” means a written agreement between the Company and a holder of Performance Shares evidencing the terms and conditions of an individual Performance Share award. Each Performance Share Agreement shall be subject to the terms and conditions of the Plan.
     (ff) “Plan” means this Digital River, Inc. 2007 Equity Incentive Plan.
     (gg) “Restricted Stock Award” means shares of Common Stock granted pursuant to the terms and conditions of Section 7(a).
     (hh) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of Restricted Stock evidencing the terms and conditions of an individual Restricted Stock Award. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.
     (ii) “Restricted Stock Unit Award” means a Stock Award denominated in shares of Common Stock equivalents granted pursuant to the terms and conditions of Section 7(b) in which the Participant has the right to receive a specified number of shares of Common Stock over a specified period of time.
     (jj) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of an individual Restricted Stock Unit Award. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.
     (kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
     (ll) “Securities Act” means the Securities Act of 1933, as amended.
     (mm) “Stock Award” means any right granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, and Performance Shares.
     (nn) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.
     (oo) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
     (pp) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3. Administration.
     (a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).
     (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
          (i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.
          (ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
          (iii) To amend the Plan or a Stock Award as provided in Section 13.
          (iv) To terminate or suspend the Plan as provided in Section 14.
          (v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.
     (c) Delegation to Committee.
          (i) General. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board who are not Employees, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee, members of which are not Employees, any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.
          (ii) Section 162(m) and Rule 16b-3 Compliance. In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee may delegate to a committee of one or more members of the Board, who are not Employees, the authority to grant

Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (c) not then subject to Section 16 of the Exchange Act.
     (d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.
4. Shares Subject to the Plan.
     (a) Share Reserve. Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate Seven Million Four Hundred Fifty Thousand (7,450,000) shares of Common Stock plus any shares of Common Stock subject to options or other stock awards outstanding under the Company’s 1998 Equity Incentive Plan that expire or otherwise terminate, in whole or in part, without having been exercised or issued in full and that otherwise would have again become available for issuance under the Company’s 1998 Equity Incentive Plan.
     (b) Limitation on Full Value Awards. Notwithstanding the provisions of Section 4(a), for any two (2) shares of Common Stock issued in connection with a Full Value Award granted before June 2, 2011, three (3) fewer shares of Common Stock will be available for issuance in connection with Options and future Stock Awards under Section 4(a). For each share of Common Stock issued in connection with a Full Value Award granted on or after June 2, 2011, one fewer share of Common Stock will be available for issuance in connection with Options and future Stock Awards under Section 4(a).
     (c) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.
     (d) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.
5. Eligibility.
     (a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.
     (b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
     (c) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, no Employee shall be eligible to be granted

Stock Awards covering more than four hundred thousand (400,000) shares of Common Stock during any calendar year.
     (d) Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.
6. Option Provisions.
     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:
     (a) Term. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.
     (b) Exercise Price. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
     (c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:
          (i) by cash, check, bank draft or money order payable to the Company;
          (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

          (iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
          (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
          (v) in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.
     (d) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
     (e) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
     (f) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.
     (g) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability or for Cause), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date ninety (90) days following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate. Notwithstanding the foregoing, in the event that Optionholder is terminated for Cause, the Option shall terminate as of the date of the Optionholder’s termination of Continued Service.
     (h) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in Section 6(a) or (ii) the expiration of a period of ninety (90) days after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.
     (i) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within the period of time specified in the Option Agreement; provided, however, that such vested Options shall not be exercisable for a period greater than one (1) year following the Optionholder’s termination of Continuous Service due to Disability. If no such period is specified in the Option Agreement, then any vested outstanding Options shall be exercisable only within thirty (30) days following the Optionholder’s termination of Continuous Service due to Disability. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.
     (j) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(d) or 6(e), but only within the period of time specified in the Option Agreement; provided, however, that such vested Options shall not be exercisable for a period greater than one (1) year following the Optionholder’s death. If no such period is specified in the Option Agreement, then any vested outstanding Options shall be exercisable only within six (6) months following the Optionholder’s death. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.
     (k) Termination for Cause. In the event that the Optionholder’s Continuous Service is terminated for Cause, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date seven (7) days following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

7. Provisions of Stock Awards other than Options.
     (a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the Restricted Stock Award Agreement may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, but each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
          (i) Consideration. At the time of grant of a Restricted Stock Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Restricted Stock Award will not be less than the par value of a share of Common Stock. Such consideration may be paid in any form permitted under applicable law.
          (ii) Vesting. Shares of Common Stock acquired pursuant to the Restricted Stock Award shall be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board. The Board may condition the vesting of the shares acquired pursuant to the Restricted Stock Award upon the attainment of specified performance objectives established by the Board pursuant to Section 8 or such other factors as the Board may determine in its sole discretion, including time-based vesting; provided, however, that, in the case of a grant to a Participant other than a non-employee director, if the vesting schedule is a time-based vesting schedule, such shares shall vest not faster than one-third per year over three years and if the vesting schedule is a performance-based vesting schedule, such shares shall vest not earlier than the first anniversary of the date of grant. In the case of a Restricted Stock Award to a non-employee director, there shall be no minimum vesting schedule.
          (iii) Termination of Participant’s Continuous Service. In the event that a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Award Agreement. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the purchase of the restricted stock unless otherwise provided in the Restricted Stock Award Agreement.
          (iv) Transferability. Rights to acquire shares of Common Stock pursuant to the Restricted Stock Award shall not be transferable except by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended, so long as Common Stock awarded pursuant to the Restricted Stock Award remains subject to the terms of the Restricted Stock Award Agreement.
     (b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, but each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
          (i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award will not be less than the par value of a share of Common Stock. Such consideration may be paid in any form permitted under applicable law.
          (ii) Vesting. At the time of grant of a Restricted Stock Unit Award, the Board shall impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its absolute discretion, deems appropriate. The Board may condition the vesting of the Restricted Stock Unit Award upon the attainment of specified performance objectives established by the Board pursuant to Section 8 or such other factors as the Board may determine in its sole discretion, including time-based vesting; provided, however, that, in the case of a grant to a Participant other than a non-employee director, if the vesting schedule is a time-based vesting schedule, such Stock Award shall vest not faster than the first anniversary of the date of grant. In the case of a Restricted Stock Unit Award to a non-employee director, there shall be no minimum vesting schedule.
          (iii) Payment. A Restricted Stock Unit Award will be denominated in shares of Common Stock equivalents. A Restricted Stock Unit Award will be settled by the delivery of shares of Common Stock.
          (iv) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock equivalents covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock equivalents covered by the Restricted Stock Unit Award by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equivalents covered by the Restricted Stock Unit Award then credited by (2) the Fair Market Value per share of Common Stock on the payment date for such dividend, or in such other manner as determined by the Board. Any additional share equivalents covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.
          (v) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.
          (vi) Transferability. Restricted Stock Units shall not be transferable except by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended.
     (c) Performance Shares. Each Performance Share Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Performance Share Agreements may change from time to time, and the terms and conditions of separate Performance Share Agreements need not be identical; provided, however, that each Performance Share Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
          (i) Consideration. At the time of grant of Performance Shares, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Performance Shares. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Performance Shares will not be less than the par value of a share of Common Stock. Such consideration may be paid in any form permitted under applicable law.
          (ii) Vesting. At the time of grant of Performance Shares, the Board shall impose such restrictions or conditions to the vesting of the Performance Shares as it, in its discretion, deems appropriate. The Board may condition the grant of Performance Shares upon the attainment of specified performance objectives established by the Board pursuant to Section 8 or such other factors as the Board may determine in its sole discretion; provided, however, that such Performance Shares shall vest not earlier than the first anniversary of the date of grant.
          (iii) Payment. Performance Shares will be denominated in shares of Common Stock Equivalents. Performance Shares will be settled by the delivery of shares of Common Stock.
          (iv) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock equivalents covered by Performance Shares, as determined by the Board and contained in the Performance Share Agreement. At the discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock equivalents covered by the Performance Shares by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equivalents covered by the Performance Shares then credited by (2) the Fair Market Value per share of Common Stock on the payment date for such dividend, or in such other manner as determined by the Board. Any additional share equivalents covered by the Performance Shares credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Performance Share Agreement to which they relate.
          (v) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Performance Share Agreement, such portion of the Performance Shares that have not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.
          (vi) Transferability. Performance Shares shall not be transferable except by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined in the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended.
     (d) Deferral of Award Payment. The Board may establish one or more programs under the Plan to permit selected Participants to elect to defer receipt of consideration upon exercise of a Stock Award, the satisfaction of performance objectives, or other events which, absent such an election, would entitle such Participants to payment or receipt of Common Stock or other consideration under a Stock Award. The Board may establish the election procedures of such deferrals, the mechanisms for payment of Common Stock or other consideration subject to deferral (including accrual of interest or other earnings, if any, on amounts with respect thereto) and such other terms, conditions, rules and procedures that the Board deems advisable and in compliance with Section 409A of the Code.
8. Performance Objectives.
     The Board shall determine the terms and conditions of Stock Awards at the date of grant or thereafter; provided that performance objectives, if any, related to Stock Awards granted to Covered Employees shall be established by the Board not later than the latest date permissible under Section 162(m) of the Code. To the extent that such Stock Awards are paid to Covered Employees the performance objectives to be used, if any, shall be expressed in terms of one or more of the following: total shareholder return; earnings per share; stock price; return on equity; net earnings; related return ratios; cash flow; net earnings growth; earnings before interest, taxes, depreciation and amortization (EBITDA); return on assets; revenues; expenses; funds from operations (FFO); and FFO per share. Performance objectives, if any, established by the Board may be (but need not be) different from year-to-year, and different performance objectives may be applicable to different Participants.
9. Covenants of the Company.
     (a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.
     (b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.
10. Use of Proceeds from Stock.
     Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

11. Miscellaneous.
     (a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.
     (b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.
     (c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
     (d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of a Stock Award Agreement.
     (e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
     (f) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of Common Stock.
     (g) Foreign Employees. Without amending the Plan, the Board may grant Stock Awards to eligible Employees, Directors and Consultants who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Board be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes the Board may make such modification, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Company operates or has Employees, Directors and Consultants.
     (h) Indemnification. In addition to such other rights of indemnification as they may have and subject to limitations of applicable law, the members of the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder and against all amounts paid to them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding. The Board member or members shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such Board member or members undertake to defend the same on their own behalf.
12. Adjustments upon Changes in Stock.
     (a) Capitalization Adjustments. If any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a) and 4(c) and the maximum number of securities subject to award to any person pursuant to Section 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The

Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)
     (b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still in Continuous Service.
     (c) Corporate Transaction. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company), if any, in connection with such Corporate Transaction. In the event that any surviving corporation or acquiring corporation does not assume or continue any or all such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have been not assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), the Stock Awards shall terminate if not exercised (if applicable) at or prior to such effective time, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards held by Participants whose Continuous Service has not terminated shall (contingent upon the effectiveness of the Corporate Transaction) lapse. With respect to any other Stock Awards outstanding under the Plan that have not been assumed, continued or substituted, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated, unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock Award, and such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.
     (d) Securities Acquisition. In the event of an acquisition by any Exchange Act Person of the beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors (other than an acquisition pursuant to Section 12(c) above), then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting (and exercisability, if applicable) of such Stock Awards shall be accelerated in full.

13. Amendment of the Plan and Stock Awards.
     (a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code or the listing requirements of the national exchange.
     (b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.
     (c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.
     (d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
     (e) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
14. Termination or Suspension of the Plan.
     (a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on April 4, 2017. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
     (b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.
15. No Authority to Reprice or Exchange Stock Awards.
     Without the consent of the stockholders of the Company, except as provided in Section 12(a), the Administrator shall have no authority to effect either (i) the amendment of any outstanding Options or other Stock Awards under the Plan to reduce the exercise price thereof or (ii) the cancellation of any outstanding Options or other Stock Awards under the Plan in exchange for cash or the grant in substitution therefor of new Options or other Stock Awards under the Plan covering the same or different numbers of shares of Common Stock and having an exercise price that is less than the exercise price of the original Options or other Stock Awards.
16. Effective Date of Plan.
     The amended and restated Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of Stock Awards other than Options, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.
17. Choice of Law.
     The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

APPENDIX B
Digital River, Inc.
Amended and Restated
2011 Equity Incentive Plan
Approved by the Board of Directors: March 16, 2011
Submitted to Stockholders for Approval: June 2, 2011
1. Purpose.
     (a) The purpose of this 2011 Amended and Restated Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of Digital River, Inc. (the “Company”) and its Affiliates, as defined in subparagraph 1(b), that are designated as provided in subparagraph 2(b), may be given an opportunity to purchase common stock of the Company (the “Common Stock”).
     (b) The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).
     (c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.
     (d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.
2. Administration.
     (a) The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
     (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
          (i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).
          (ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

          (iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
          (iv) To amend the Plan as provided in paragraph 13.
          (v) To terminate or suspend the Plan as provided in paragraph 15.
          (vi) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
     (c) The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.
3. Shares Subject to the Plan.
     (a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock and subject to the increases in the number of reserved shares described below, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate Two Million Two Hundred Thousand (2,200,000) shares of Common Stock (the “Reserved Shares”). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.
     (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.
4. Grant of Rights; Offering.
     The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-

seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8, inclusive.
5. Eligibility.
     (a) Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is for at least twenty (20) hours per week and at least five (5) months per calendar year.
     (b) Rights may not be granted to individuals who are not employees of the Company or any of its Affiliates, including, without limitation, to consultants or members of the Board of the Company or of an Affiliate who are not otherwise employees. For purposes of this Plan, neither service as a consultant or a director or in any other capacity other than as an employee nor payment of a fee for such services shall be sufficient by themselves to make an individual an employee.
     (c) The Board or the Committee may provide that each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:
          (i) the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;
          (ii) the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and
          (iii) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.
     (d) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.
     (e) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.
     (f) Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan; provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.
6. Rights; Purchase Price.
     (a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage (in whole percentages only) designated by the Board or the Committee not exceeding fifteen percent (15%) of such employee’s Earnings (as defined in subparagraph 7(a)) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one or more dates during an Offering (the “Purchase Date(s)”) on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.
     (b) In connection with each Offering made under the Plan, the Board or the Committee shall specify a maximum number of shares that may be purchased by any employee. In addition, in connection with each Offering, the Board or the Committee may specify a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.
     (c) The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:
          (i) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or
          (ii) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.

7. Participation; Withdrawal; Termination.
     (a) An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage (in whole percentages only) specified by the Board or the Committee of such employee’s Earnings during the Offering. “Earnings” is defined as an employee’s wages (including amounts thereof elected to be deferred by the employee, that would otherwise have been paid, under any arrangement established by the Company that is intended to comply with Section 125, Section 132(f)(4), Section 401(k), Section 402(h) or Section 403(b) of the Code or that provides non-qualified deferred compensation), which shall include overtime pay, incentive pay, and commissions, but shall exclude bonuses, profit sharing or other remuneration paid directly to the employee, the cost of employee benefits paid for by the Company or an Affiliate, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company or an Affiliate under any employee benefit plan, and similar items of compensation, as determined by the Board or the Committee. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.
     (b) At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.
     (c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.
     (d) Rights granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such rights are granted.
8. Exercise.
     (a) On each Purchase Date specified therefor in the relevant Offering, each participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) shall be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Purchase Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.
     (b) No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.
9. Covenants of the Company.
     (a) During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such rights.
     (b) The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.
10. Use of Proceeds from Stock.
     Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.
11. Rights as a Stockholder.
     A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant’s shareholdings acquired upon exercise of rights under the Plan are recorded in the books of the Company.
12. Adjustments upon Changes in Stock.
     (a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan, due to a change in corporate capitalization and without the receipt of consideration by the Company (through reincorporation, stock dividend, stock split, reverse stock split, combination or reclassification of shares), the Plan shall be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 3(a), and the outstanding rights shall be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding rights. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive.
     (b) In the event of: (1) a dissolution, liquidation or sale of all or substantially all of the securities or assets of the Company, (2) a merger or consolidation in which the Company is not the surviving corporation or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation may assume outstanding rights or substitute similar rights for those under the Plan. In the event that no surviving corporation assumes outstanding rights or substitutes similar rights therefor, participants’ accumulated payroll deductions shall be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering shall terminate immediately following such purchase.
13. Amendment of the Plan.
     (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:
          (i) Increase the number of shares reserved for rights under the Plan;

          (ii) Modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”)); or
          (iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.
It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.
     (b) Rights and obligations under any rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.
14. Designation of Beneficiary.
     (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death during an Offering.
     (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
15. Termination or Suspension of the Plan.
     (a) The Board in its discretion, may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.
     (b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.
16. Effective Date of Plan.
     The Plan shall become effective upon its adoption by the Board (the “Effective Date”), but no rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board, which date may be prior to the Effective Date.

FORM OF PROXY CARDDIGITAL RIVER, INC.PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERSThursday, June 2, 2011 3:30 p.m. Digital River, Inc.9625 West 76th Street Eden Prairie, Minnesota 55344DIGITAL RIVER, INC. 9625 West 76th Street, Eden Prairie, MN 55344proxy TO THE STOCKHOLDERS OF DIGITAL RIVER, INC.: NOTICE IS HEREBY GIVEN that the Annual Meeting of stockholders of DIGITAL RIVER, INC., a Delaware corporation (the “Company”), will be held on Thursday, June 2, 2011, at 3:30 p.m. local time at our offices at 9625 West 76th Street, Eden Prairie, Minnesota 55344 and on the Internet at www.virtualshareholdermeeting.com/driv for the purposes stated on the reverse. By signing the proxy, you revoke all prior proxies and appoint Joel A. Ronning and Thomas M. Donnelly, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible. In order to ensure your representation at the meeting, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. The foregoing items of business are more fully described in the proxy statement accompanying this Notice.The Board of Directors has fixed the close of business on April 7, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.See reverse for voting instructions.THERE ARE THREE WAYS TO VOTE YOUR PROXY Your telephone or Internet vote authorizes the Named Proxies toCOMPANY # vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY INTERNETBefore The Meeting — Go to www.proxyvote.com · Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (ET) on June 1, 2011.· Please have your proxy card available and follow the simple instructions to obtain your records and create an electronic ballot. During The Meeting — Go to www.virtualshareholdermeeting.com/driv · You may attend the Meeting via Internet and vote during the Meeting.

· Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE — 1-800-690-6903 · Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (ET) on June 1, 2011.· Please have your proxy card available and follow the simple instructions the voice provides you.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.If you vote by Phone or Internet, please do not mail your Proxy CardThe Board of Directors Recommends a Vote FOR Proposals 1, 2, 4, 5 and 6, and a Vote for a 1-YEAR frequency for an advisory vote on compensation practices for executive officers in Proposal 3.1. Election of directorsElection of Class I directors -01 Thomas F. Madison☐Vote FOR the nominee (except as marked)☐Vote WITHHELD from the nominee02 Cheryl F. Rosner ☐Vote FOR the nominee (except as marked)☐Vote WITHHELD from the nominee Election of Class II director — 03 Alfred F. Castino☐Vote FOR the nominee (except as marked)☐Vote WITHHELD from the nominee Please fold here \/2. To submit an advisory vote on the compensation of our Named Executive Officers.☐For☐Against☐Abstain 3. To submit an advisory vote on the frequency of future advisory votes on executive compensation ☐Each year☐Every two (2) years☐Every three (3) years☐Abstain 4. To approve an amendment to the 2007 Equity Incentive Plan to, among other things, reserve an additional 2,800,000 shares of common stock for issuance thereunder.☐For☐Against☐Abstain 5. To approve the Amended and Restated 2011 Employee Stock Purchase Plan.☐For☐Against☐Abstain 6. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2011.☐For☐Against☐Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, 4, 5 AND 6, AND FOR A 1-YEAR FREQUENCY FOR AN ADVISORY VOTE ON COMPENSATION PRACTICES FOR EXECUTIVE OFFICERS.Address Change? Date:If yes, mark this box ☐ and indicate changes below:Signature(s) in BoxPlease sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.